NET 1 UEPS TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of Net 1 UEPS Technologies, Inc.
      We have audited the accompanying consolidated balance sheet of Net 1 UEPS Technologies, Inc. and subsidiaries (the “Company”) as of June 30, 2004 and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended June 30, 2003 and 2002, before the restatement for changes to segment information described in Note 15 to the financial statements, and the restatement resulting from the reverse stock-split described in Note 11 to the financial statements were audited by other auditors.
Scope
      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
Audit opinion
      In our opinion, such consolidated financial statements, referred to above, present fairly, in all material respects, the financial position of the Company at June 30, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
      As discussed above, the financial statements of the Company as of June 30, 2003 and 2002 and for the years then ended were audited by other auditors. As described in Notes 15 and 11, these financial statements have been restated to give effect to certain changes in segmental information and to reflect the one-for six reverse stock split, which became effective on June 13, 2005. We audited the adjustments referred to in Note 15 that were applied to restate the disclosures of 2004, 2003 and 2002 segment information in the accompanying financial statements to give retroactive effect to the change in reportable segments as well as the adjustments referred to in Note 11 that were applied to the capital stock accounts, all share data and earnings per share data for the three years ended June 30, 2004 to give retroactive effect to the reverse stock split.
      In respect of the 2003 and 2002 years: our procedures for the segmental information included (1) comparing the adjustment amounts of segment revenues, operating income, and assets to the Company’s underlying analysis obtained from management, and (2) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements; our procedures in respect of the reverse stock split included (1) comparing the amounts shown in the earnings per share disclosures for 2003 and 2002 to the Company’s underlying accounting analysis obtained from management, (2) comparing the previously reported shares outstanding and income statement amounts per the Company’s accounting analysis to the previously issued financial statements, and (3) recalculating the revised shares to give effect to the reverse stock split and testing the mathematical accuracy of the underlying analysis. In our opinion, such adjustments have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2003 and 2002 financial statements of the Company other than with respect to such adjustments, and accordingly, we do not express an opinion or any other form of assurance on the 2003 and 2002 financial statements taken as a whole.

/s/ Deloitte & Touche (South Africa)

Chartered Accountants (SA)
Johannesburg, Republic of South Africa
October 8, 2004 (except for Note 15, as to which the date is May 24, 2005, and Note 11, as to which the date is June 17, 2005)

REPORT OF THE INDEPENDENT AUDITORS
To the Shareholders of Net 1 Applied Technology Holdings Limited
      We have audited the accompanying consolidated balance sheets of Net 1 Applied Technology Holdings Limited and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the two years in the period ended June 30, 2003. These financial statements are the responsibility of the Corporation’s directors. Our responsibility is to express an opinion on these financial statements based on our audits.
      Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in South Africa and of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      For purposes of reporting on the 2004 fiscal year the composition of reportable segments was changed which has resulted in the corresponding information for earlier periods being restated. Similarly, the number of issued and authorised shares during 2003 and 2002 has been restated as a result of the transaction described in Note 1 and the one-for-six share split described in Note 11. As of November 30, 2003, we were not able to verify the adjustments made in connection with the restatement of segment information, the capital structure of the Corporation and basic and diluted earnings per share. Hence we do not express an opinion on the aforementioned items included in these financial statements.
      In our opinion, except for the effects of such adjustments to the segment report, the capital structure and basic and diluted earnings per share, if any, as might have been determined to be necessary had we been able to satisfy ourselves as to the correctness of the restatements, such consolidated financial statements present fairly, in all material respects, the financial position of Net 1 Applied Technology Holdings Limited and subsidiaries as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF (JHB) Inc.

PKF (JHB) INC
Chartered Accountants (SA)
Registered Accountants and Auditors
November 30, 2003

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2004	2003

	(In thousands except
	share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$80,282	$54,313
Trade and other receivables (net of allowances of — 2004: $8,387; 2003: $6,797)	33,527	20,614
Inventory	1,054	845
Deferred income taxes	2,549	2,933

Total current assets	117,412	78,705
LONG TERM RECEIVABLE	1,106	—
PROPERTY, PLANT, & EQUIPMENT, net	7,638	8,017
EQUITY ACCOUNTED INVESTMENT	878	—
GOODWILL	15,212	8,046
INTANGIBLE ASSETS	10,386	3,591

TOTAL ASSETS	152,632	98,359

LIABILITIES
CURRENT LIABILITIES
Bank overdraft	19	—
Trade and other payables	23,693	16,459
Income taxes payable	24,119	3,402

Total current liabilities	47,831	19,861
DEFERRED INCOME TAXES	8,961	7,994
LONG TERM LIABILITIES	252	—

	57,044	27,855

SHAREHOLDERS’ EQUITY
COMMON STOCK Authorized: 83,333,333 with $0.001 par value; Issued and outstanding shares — 2004: 22,539,204; 2003: 32,161,190	23	6
SPECIAL CONVERTIBLE PREFERRED STOCK Authorized: 50,000,000 with $0.001 par value; Issued and outstanding shares: 32,161,190	32	—
B CLASS PREFERRED STOCK Authorized: 330,000,000 with $0.001 par value; Issued and outstanding shares: 236,977,187	38	—
ADDITIONAL PAID-IN-CAPITAL	71,954	40,571
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	15,039	(962)
RETAINED EARNINGS	8,502	30,889

TOTAL SHAREHOLDERS’ EQUITY	95,588	70,504

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$152,632	$98,359

The consolidated notes are an integral part of these consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	June 30,	June 30,	June 30,
	2004	2003	2002

	(In thousands, except share data)
REVENUE	$131,098	$74,924	$51,793
EXPENSES
COST OF GOODS SOLD, IT PROCESSING, SERVICING AND SUPPORT	39,134	25,935	14,170
GENERAL AND ADMINISTRATIVE EXPENSES	39,677	26,399	21,637
DEPRECIATION AND AMORTIZATION	5,676	3,323	3,128
REORGANIZATION COSTS	11,133	—	—

OPERATING INCOME	35,478	19,267	12,858
INTEREST INCOME, NET	3,640	2,600	1,381

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	39,118	21,867	14,239
INCOME TAX EXPENSE	25,927	9,473	5,554
MINORITY INTEREST	—	452	167

NET INCOME FROM CONTINUING OPERATIONS BEFORE EARNINGS FROM EQUITY ACCOUNTED INVESTMENT, EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	13,191	11,942	8,518
EARNINGS FROM EQUITY ACCOUNTED INVESTMENT	87	—	—

INCOME FROM CONTINUING OPERATIONS	13,278	11,942	8,518
EXTRAORDINARY ITEM	—	857	—
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	—	318	—

NET INCOME FOR THE YEAR	$13,278	$13,117	$8,518

Income from continuing operations per share
Basic earnings, in cents
Common stock	39.6	37.2	27.0
Linked units	39.6	—	—
Diluted earnings, in cents
Common stock	38.4	—	27.0
Linked units	38.4	—	—
Net income per share
Basic earnings, in cents
Common stock	39.6	40.8	27.0
Linked units	39.6
Diluted earnings, in cents
Common stock	38.4	—	27.0
Linked units	38.4
The consolidated notes are an integral part of these consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF MOVEMENTS IN SHAREHOLDERS’ EQUITY
For the Years Ended June 30, 2004, 2003 and 2002

				Special Convertible		B Class
	Common Stock			Preferred Stock		Preferred Stock			Accumulated
									Other
	Number		Additional	Number		Number			Comprehensive		Comprehensive
	of		Paid-In	of		of		Retained	Income		Income
	Shares	Amount	Capital	Shares	Amount	Shares	Amount	Earnings	(Loss)	Total	(Loss)

	(In thousands, except share data)
Balance — July 1, 2001 (as previously reported)	187,134,139	$37	$38,445	—	—	—	—	$15,710	$(9,159)	$45,033
Effect of one-for- six reverse stock split	(155,945,116)	(31)	31	—	—	—	—	—	—	—

Balance — July 1, 2001 (as restated)	31,189,023	6	38,476	—	—	—	—	15,710	(9,159)	45,033
Net Income								8,518		8,518	$8,518
Dividends declared								(2,531)		(2,531)
Stock issued during the year	495,356	—	528							528
Stock compensation expense			384							384
Movement in Foreign Currency Translation Reserve									(10,208)	(10,208)	(10,208)

Balance — June 30, 2002	31,684,379	6	39,388	—	—	—	—	21,697	(19,367)	41,724	(1,690)
Net Income								13,117		13,117	13,117
Dividends declared								(3,925)		(3,925)
Stock issued during the year	476,811	—	570							570
Stock compensation expense			613							613
Movement in Foreign Currency Translation Reserve									18,405	18,405	18,405

Balance — June 30, 2003	32,161,190	6	40,571	—	—	—	—	30,889	(962)	70,504	31,522
Net income								13,278		13,278	13,278
Items related to the reorganization transaction
Dividends paid								(35,665)		(35,665)
Cash distribution to Aplitec shareholders			(37,002)							(37,002)
Reorganization of share capital	(31,910,238)	(6)	(64)	31,910,238	$32	235,128,068	$38			—
Issue of linked units to Brait in accordance with underwriting agreement	(250,952)		847	250,952		1,849,119				847
Reverse acquisition of Net 1 by Aplitec	2,642,143	3	7,931							7,934
Issue of common stock	17,610,238	18	52,813							52,831
Stock issued in accordance with 2004 Stock Incentive Plan	1,453,490	1	4,359							4,360
Issue of stock for transaction fees	833,333	1	2,499							2,500
Movement in Foreign Currency Translation Reserve									16,001	16,001	16,001

Balance — June 30, 2004	22,539,204	$23	$71,954	32,161,190	$32	236,977,187	$38	$8,502	$15,039	$95,588	$29,279

The consolidated notes are an integral part of these consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	June 30,	June 30,	June 30,
	2004	2003	2002

	(In thousands, except share data)
Cash flows from operating activities
Cash received from customers	$123,177	$70,768	$72,059
Cash paid to suppliers and employees	(72,825)	(49,487)	(57,501)
Interest received	15,362	8,065	3,260
Finance costs paid	(11,698)	(5,465)	(1,879)
Income taxes paid	(12,121)	(6,237)	(4,186)

Net cash provided by operating activities	41,895	17,644	11,753

Cash flows from investing activities
Capital expenditures	(2,802)	(6,712)	(1,919)
Proceeds from disposal of property, plant and equipment	62	314	624
Long term receivable granted	(937)	—	—
Acquisition of minority interests/subsidiaries/equity accounted investments	(2,052)	(995)	415
Cash received on acquisition of Net 1 UEPS Technologies, Inc.	8	—	—

Net cash used in investing activities	(5,721)	(7,393)	(880)

Cash flows from financing activities
Proceeds from issue of share capital	52,831	570	528
Proceeds from issue of preference share capital	847	—	—
Proceeds from bank overdrafts	17	—	—
Cash distribution to shareholders	(37,002)	—	—
Dividends paid	(40,753)	(2,836)	—

Net cash used in financing activities	(24,060)	(2,266)	528

Effect of exchange rate changes on cash	13,855	14,178	(6,284)

Net increase in cash and cash equivalents	25,969	22,163	5,117
Cash and cash equivalents — beginning of period	54,313	32,150	27,033

Cash and cash equivalents at end of year	$80,282	$54,313	$32,150

The consolidated notes are an integral part of these consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended June 30, 2004, 2003 and 2002
(All amounts stated in thousands of United States Dollars, unless otherwise stated)

1.	Description of Business and Basis of Presentation

Description of Business
      Net 1 UEPS Technologies, Inc. (“Net 1” or the “Company”) was incorporated in the State of Florida on May 8, 1997 and is engaged in the business of commercializing the smart card technology based Universal Electronic Payment System (“UEPS”) and Funds Transfer System (“FTS”) through the development of strategic alliances with national and international bank and card service organizations.
      Net 1 Applied Technology Holdings Limited (“Aplitec”) was a holding company established and existing under the laws of Republic of South Africa. Aplitec’s subsidiaries employed specialized smart card technologies to add efficiency to commercial activities requiring money transfers, payment systems, and other electronic data applications. Through its subsidiaries, Aplitec was involved in the administration, management and payment of social welfare grants and handles the payment of pensions on behalf of the government in five of the nine provinces of South Africa. Aplitec also operated microlending businesses with more than 100 branches throughout South Africa and developed, marketed and licensed administrative and payment solutions for the microlending industry. In addition, Aplitec provided financial services to its customers through its proprietary smart card platform and provided technical, operational, business solutions and outsourcing services to companies.
      As a result of the transaction described below, the former shareholders of Aplitec obtained a majority voting interest in the Company on June 7, 2004. Generally accepted accounting principles require that the company whose shareholders retain a majority interest in a combined business be treated as the acquiror for accounting purposes. Consequently, this transaction has been accounted for as a reverse acquisition. Accordingly, all the financial information included in this prospectus unless indicated otherwise for the periods up to June 7, 2004 represent the results of Aplitec prior to the date it acquired Net 1. For the period from June 7, 2004 the financial information presented herein represents the consolidated results of Aplitec and Net 1 with Net 1 as the acquired entity.
      In addition, on June 2, 2005, the Company’s board of directors approved a one-for-six reverse stock split. Under Florida corporate law the reverse stock split was not required to be approved by the Company’s shareholders.
      The following have been retroactively restated as a result of the reverse stock split mentioned above:

•	number of common and special convertible stock authorized, issued and outstanding;

•	stock issued under any of the Company’s stock compensation plans, including stock issued pursuant to the Company’s 2004 Stock Incentive Plan;

•	all per share measures, including but not limited to basic and diluted earnings per share;

•	certain price per share information related to the transaction mentioned above and described more fully below; and

•	reallocation of amounts from common stock to additional paid in capital as the par value did not change.
      Although Aplitec is deemed to be the acquiring company for financial and reporting purposes, the legal status of the Company as the surviving corporation has not changed.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      The transaction referred to above had the following elements:

•	On June 7, 2004, Net 1 Applied Technologies South Africa Limited (“New Aplitec”), a holding company established and existing under the laws of South Africa, completed a transaction whereby it acquired substantially all of the assets and liabilities of Aplitec for $127.53 million (or ZAR825,641,638) (the “net purchase price”). The net purchase price together with the cash retained in Aplitec was distributed as an advance distribution to Aplitec shareholders.

•	The New Aplitec Participation Trust (“South African Trust”) is a South African bewind trust established and existing under the laws of South Africa.

•	The Aplitec Holdings Participation Trust (the “Cayman Trust”) is a purpose trust created under Part VIII of the Trust Law (2001 Revision) of the Cayman Islands.

•	The Aplitec shareholders had the option of either electing to receive 190 South African cents per share and an investment in New Aplitec in the form of a nil paid renounceable letter of allocation representing an interest in a New Aplitec B class preference share (“B class preferred stock”) and B class loans held by the South African Trust (collectively the “reinvestment option”) or cash of 500 South African cents per share. Shareholders who elected to receive the reinvestment option are described as “reinvesting shareholders”. In addition to the liquidation dividend, reinvesting shareholders were granted, units in the South African Trust with the right to receive, for no additional consideration, special convertible preferred stock of the Company, which are held by the Cayman Trust. These shares may be converted, upon the occurrence of a trigger event, to Company common stock on a one-for-one basis. A trigger event can occur when a unit holder gives notice to the South African Trust in writing of its intention to convert some or all of its B class preferred stock and B class loans. A trigger event also includes the abolition or relaxation of Exchange Controls by the South African Reserve Bank to permit reinvesting shareholders to hold Company common stock directly or the winding up or placing under judicial management of New Aplitec or the Company.

•	Upon receipt of notice of a trigger event, the trustee of the South African Trust will request delivery from the Cayman Trust of the number of shares of the Company’s special convertible preferred stock attributable to the units being converted. Upon delivery by the Cayman Trust, the South African Trust will transfer these shares of special convertible preferred stock, along with a proportionate number of B class preferred stock and loan accounts to the Company in exchange for shares of the Company’s common stock.

•	On June 25, 2004, shareholders holding 1,849,119 of Aplitec’s issued shares elected the cash option. The remaining shareholders holding 235,128,068 shares elected the reinvestment option. Aplitec entered into an underwriting agreement with South African Private Equity Trust III (“SAPET”) and South African Private Equity Fund III L.P. (“SAPEF” and, together with SAPET, the “Underwriters”). In terms of this arrangement the Underwriters agreed to take up all of the rights in the South African Trust of the reinvestment option not taken up by Aplitec’s shareholders, up to the maximum of $70 million (or ZAR437 million), which was equivalent to 64.7% of the reinvestment option, at a price of $0.45 (or ZAR2.85) per Aplitec share not involved in the reinvestment. The Underwriters paid $0.84 million (or ZAR5,269,989) for 1,849,119 units in the South African Trust in terms of the underwriting agreement.

•	On May 27, 2004, the Company issued the equivalent of 32,161,190 of its special convertible preferred stock to the Cayman Trust, to be held for the benefit of Aplitec’s shareholders that elected the reinvestment option and the Underwriters.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

•	The combination of instruments issued to the reinvesting shareholders (B Class preferred stock and B Class loans in New Aplitec as well as rights to receive special convertible preference shares in the Company) are referred to as “linked units” and the reinvesting shareholders that hold these instruments are referred to as “linked unit holders”. Both the Net 1 common stock and the linked units have been reflected as equity of the Company. Refer to Note 10 — Capital Structure for a detailed explanation of this treatment.
      In this document we refer to the continuing combined entity of Net 1 and Aplitec, i.e. the registrant as it exists now, as “the Company” or “Net 1”. We refer to the historic Aplitec business before the transaction as “Aplitec”, and the subsidiary that legally acquired the business of Old Aplitec as “New Aplitec”. Finally we refer to the historic business of Net 1 UEPS Technologies, Inc. prior to the transaction as “NUEP”.

2.	Significant Accounting Policies

Basis of Presentation
      The accompanying consolidated financial statements of the Company include all majority owned subsidiaries over which the Company exercises control and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation
      The financial statements of entities which are controlled by the Company, referred to as subsidiaries, are consolidated. Inter-company accounts and transactions are eliminated upon consolidation.

Use of Estimates
      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment
      Property, plant and equipment are shown at cost less accumulated depreciation. Property, plant and equipment are depreciated on the straight-line basis at rates which are estimated to amortize the assets to their anticipated residual values over their useful lives. Within the following asset classifications, the expected economic lives are approximately:

Computer equipment	3 years
Office equipment	3 years
Vehicles	4 to 5 years
Furniture and fittings	5 to 10 years
      The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in income.

Leasehold Improvement Costs
      Costs incurred in the adaptation of leased properties to serve the requirements of the Company are capitalized and amortized over the shorter of the term of the lease and the contract for which the lease

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
has been entered into. Where the Company is required to restore a property to its original condition upon termination of a lease, the related costs are expensed as incurred.

Income Taxes
      The Company provides for income taxes using the asset and liability method. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of changes in tax laws or enacted tax rates. The tax rate in South Africa varies depending on whether income is distributed. The income tax rate is currently 30%, but upon distribution an additional tax (Secondary Tax on Companies, or “STC”) of 12.5% is due based on the amount of dividends declared net of dividends received during a dividend cycle. The Company therefore measures its income taxes and deferred income taxes using a combined rate of 37.78%. These rates have not changed over the past three years.
      In establishing the appropriate income tax valuation allowances, the Company assesses the realizability of its net deferred tax assets, and based on all available evidence, both positive and negative, determines whether it is more likely than not that the net deferred tax assets or a portion thereof will be realized.

Goodwill
      Goodwill represents the excess of the purchase price of an acquired enterprise over the fair values of the identifiable assets acquired and liabilities assumed. Effective July 1, 2002, the Company tests for impairment of goodwill on an annual basis and at any other time if events or circumstances change that would more likely than not reduce the fair value of the reporting unit goodwill below its carrying amount.
      Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; and, results of testing for recoverability of a significant asset group within a reporting unit.
      If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded in net income. Measurement of the fair value of a reporting unit is based on one or more of the following fair value measures including: amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties; using present value techniques of estimated future cash flows; or using valuation techniques based on multiples of earnings or revenue, or a similar performance measure.

Intangible Assets
      Intangible assets are shown at cost less accumulated amortization and are amortized over their useful lives, which vary between five and ten years. Intangible assets are periodically evaluated for recoverability, and those evaluations take into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists.

Equity Method Investments
      The Company uses the equity method to account for investments in companies when it has a significant influence but not control over the operations of the company. Under the equity method, the Company initially records the investment at cost and then adjusts the carrying value of the investment to

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
recognize the proportional share of the equity accounted company’s net income (loss). In addition, dividends received from the equity accounted company reduce the carrying value of our investment.

Inventory
      Inventory is valued at the lower of cost and market. Cost is determined on a first-in, first-out basis and includes transport and handling costs.

Translation of Foreign Currencies
      The functional currency of the Company is the South African Rand and its reporting currency is the United States Dollar. The current rate method is used to translate the financial statements of the Company to United States Dollars. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average rates for the period. Translation gains and losses are reported in accumulated other comprehensive income in shareholders’ equity.
      Foreign exchange transactions are translated at the spot rate ruling at the date of the transaction. Monetary items are translated at the closing spot rate at the balance sheet date. Transactional gains and losses are recognized in income for the period.

Revenue Recognition

Fees and Commissions
      The Company provides a State pension and welfare benefit distribution service to provincial governments in South Africa. Fees are computed based on the number of beneficiaries included in the Government payfile. Fee income received for these services is recognized in the income statement when distributions have been made.
      The Company provides an automated payment collection service to third parties, for which it charges monthly fees. These fees are recognized in the income statement as the underlying services are performed.

Interest Income
      Interest income earned from microlending activities is recognized in the income statement as it falls due, using the effective interest rate method by reference to the constant interest rate stated in each loan agreement.
      Capital and interest that is in arrears and determined to be doubtful is provided for in full if the capital outstanding has not been insured. The Company insures against losses of capital related to certain loans. For these loans, provision is made for the amount of interest previously recognized in the income statement if it is determined that the interest outstanding will not be collected.

Systems Implementation Projects
      The Company undertakes smart card system implementation projects. The hardware and software installed in these projects are in the form of customized systems, which ordinarily involve modification to meet the customer’s specifications. Software delivered under such arrangements is available to the customer permanently, subject to the payment of annual license fees. Revenue for such arrangements is recognized under the completed contract method, no income and profit being recognized until the contract is completed, save for annual license fees, which are recognized in the period to which they relate. Up-front and interim payments received are recorded as client deposits until customer acceptance.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Other Income
      Revenue from service and maintenance activities is charged to customers on a time-and-materials basis and is recognized in the income statement as services are delivered to customers.

Research and Development Expenditure
      Research and development costs are charged to net income in the periods in which they are incurred.

Loan Provisions
      A specific provision is established for all loans where it is considered likely that some of the capital and interest will not be repaid by the borrower. Where the loan capital is insured, the amount due to be recovered from the insurer is recorded as a receivable. Default is taken to be likely after a specified period of repayment default, which is generally not more than 150 days. The provision is assessed based on a review by the management of the ageing of outstanding amounts, the payment history in relation to those specific accounts and the overall default history.

Stock-Based Compensation
      The Company accounts for stock-based compensation under the expense recognition provisions of APB 25 and provides disclosures of pro-forma stock compensation expense in accordance with SFAS 123. Included in net income for the Company’s share option plan and stock awards under APB 25 was a charge of $4.36 million (2003: $0.6 million; 2002: $0.4 million). Had compensation expense for share options granted under the stock option plan been determined based on fair value at the grant dates consistent with the method required in accordance with SFAS 123, the Company’s net income and earnings per share in accordance with US GAAP for 2002, 2003 and 2004 would have been as presented in the pro-forma disclosures below:

	2004	2003	2002

Net income	$13,278	$13,117	$8,518
Add back: stock-based compensation expense included in reported net income, net of related tax effects	4,360	613	384
Deduct: total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(6,257)	(100)	(209)

Pro-forma net income	$11,381	$13,630	$8,693

Earnings per share, basic and diluted (in cents):
Basic, as reported	39.6	40.8	27.0
Basic, pro forma	32.4	40.8	27.0
Weighted average assumptions(1):
Risk-free interest rate	3.50%	14.00%	13.00%
Dividend yield	0.00%	0.00%	0.00%
Stock volatility	72.00%	67.82%	67.82%
Average expected life (years)	7.00	2.15	2.15

(1)	The 2004 assumptions are based on stock issued under the 2004 Stock Incentive Plan and the 2003 and 2002 assumptions are based on the stock compensation plan for the equity listed on the Johannesburg Securities Exchange.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

3.	Property, Plant and Equipment

	2004	2003

Cost:
Computer equipment	$16,626	$11,444
Furniture and office equipment	4,097	2,407
Motor vehicles	10,140	7,979

	30,863	21,830
Accumulated depreciation:
Computer equipment	14,558	8,247
Furniture and office equipment	2,280	1,329
Motor vehicles	6,387	4,237

	23,225	13,813
Carrying amount:
Computer equipment	2,068	3,197
Furniture and office equipment	1,817	1,078
Motor vehicles	3,753	3,742

	$7,638	$8,017

4.	Goodwill and Intangible Assets
      On July 1, 2002 the Company adopted SFAS 142 for US GAAP purposes, which required that goodwill and certain intangible assets with indefinite useful lives, including those recorded in past business combinations, no longer be amortized, but instead be tested for impairment at least annually. The standard also required the completion of a transitional impairment test with any resulting impairment identified treated as a cumulative effect of a change in accounting principle.
      Prior to SFAS 142, the Company assessed goodwill for impairment based on the guidance in Accounting Principles Board Opinion No. 17, Intangible Assets and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and had to evaluate the periods of amortization continually to determine whether later events and circumstances warranted revised estimates of useful lives; impairment had to be recognized when the carrying amount exceeded the fair market value of the asset.
      In connection with the adoption of SFAS 142, the Company completed a transitional impairment test of its goodwill. Fair value was determined based on discounted cash flows using reasonable and appropriate assumptions that are consistent with internal forecasts. As a result, the Company determined that goodwill was not impaired and that no adjustment was required.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      Summarized below is the carrying value and accumulated amortization of the intangible assets that will continue to be amortized under SFAS 142, as well as the carrying amount of goodwill, which will no longer be amortized.

	2004			2003

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Value	Amortization	Value	Value	Amortization	Value

Goodwill	$19,302	$(4,090)	$15,212	$12,085	$(4,039)	$8,046

Finite-lived intangible assets:
Contract rights	2,673	(520)	2,153	—	—	—
Customer contracts	114	(2)	112	—	—	—
Exclusive licences	4,506	(54)	4,452	—	—	—
FTS patent	6,106	(2,443)	3,663	5,129	(1,539)	3,591
Other patents	6	—	6	—	—	—

Total finite-lived intangible assets	$13,405	$(3,019)	$10,386	$5,129	$(1,539)	$3,591

      The Company obtained its patent for the Funds Transfer System (FTS) on its acquisition of Net 1 Investment Holdings (Proprietary) Limited (“Net 1 Holdings”) on July 12, 2000. 100% of Net 1 Holdings’ issued share capital was acquired for a historical cost of approximately $3.2 million (or $4.1 million at the year end exchange rate of $1:ZAR6.275), which was satisfied through the issuance of approximately 1.3 million of the Company’s common shares. In addition, a deferred taxation adjustment was required to increase the historical carrying value to $4.8 million (or $2 million at the year end exchange rate of $1:ZAR6.275). Net 1 Holdings was a holding company that did not generate significant revenues or expenses and did not have significant assets or liabilities other than the FTS patent rights for South Africa and surrounding territories, on which the Company’s smart card applications are based.
      Aggregate amortization expense on the FTS patent for the year ended June 30, 2004 was approximately $0.6 million (2003: $0.5 million, 2002: $0.4 million). Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.
      In December 2003 the Company entered into an agreement with various black economic empowerment partners (the “partners”) whereby the partners would provide certain services, for example, debt collection and dispute resolution, related to the Cash Paymaster Services Northern contract. The Company total amount to be paid to the partners is approximately $2.3 million (or $2.7 million at the year end exchange rate of $1:ZAR6.275), of which $1.3 million was paid during the year. The amount paid will be amortized over the contract period of 3 years. Amortization for the nine months to June 2003 is approximately $0.5 million.
      As a result of the reverse acquisition described in note 1 the assets and liabilities of the Company were valued in accordance with the requirements of SFAS 141, Business Combinations. The customer contracts and exclusive licenses were valued by an independent third party and these assets were valued at approximately $0.1 million and $4.5 million, respectively, with estimated useful lives of 5 and 7 years respectively. Amortization expense for the customer contracts and exclusive licenses for the year ended June 30, 2004 is $0.002 million and $.05 million, respectively.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      As required by SFAS 141 goodwill has been allocated to the Company’s reportable UEPS Transaction-based activities, UEPS-based Financial Services and Hardware, Software and related Technology Sales business segments as follows:

	June 30, 2004

			Net
		Accumulated	Carrying
	Cost	Amortization	Value

Transaction-based activities	$3,841	$(1,133)	$2,708
Financial services	7,857	(2,203)	5,654
Hardware, software and related technology sales	7,604	(754)	6,850

Total	$19,302	$(4,090)	$15,212

	June 30, 2003

			Net
		Accumulated	Carrying
	Cost	Amortization	Value

Transaction-based activities	$3,962	$(1,554)	$2,408
Financial services	6,602	(1,851)	4,751
Hardware, software and related technology sales	1,521	(634)	887

Total	$12,085	$(4,039)	$8,046

      As required by SFAS 142, the standard has not been retroactively applied to the results for the period prior to adoption. Net profit on a pro forma basis, as if SFAS 142 had been adopted as of July 1, 2000, is presented below:

	2004	2003	2002

Reported net profit	$13,278	$13,117	$8,518
Add back: goodwill amortization	—	—	865
Recognition of negative goodwill	—	—	—

Adjusted net profit	$13,278	$13,117	$9,383

      The effect of adopting FAS 142 on July 1, 2002 was as follows:

	2004	2003

Extraordinary gain — negative goodwill that arose after July 1, 2002	—	$857
Cumulative effect of an accounting change: write-off of negative goodwill that arose prior to July 1, 2002	—	318

	—	$1,175

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

5.	Income Taxes
      The following is a reconciliation of income taxes, calculated at the statutory South African income tax rate, to the income tax provision included in the accompanying statements of operations for each of the years ended June 30:

	2004	2003	2002

Income tax provision
Current provision	$21,298	$10,635	$5,757
Capital gains tax	4,012	—	—
Deferred taxation charge (benefit)	617	(1,162)	(203)

Income tax provision	$25,927	$9,473	$5,554

Income tax rate reconciliation
Income taxes at statutory South African tax rates	37.78%	37.78%	37.78%
Permanent items	9.95%	5.54%	1.23%
NUEP losses not provided for	8.29%	—	—
Capital gains tax	10.26%	—	—

Income tax provision	66.29%	43.32%	39.01%
Current	54.45%	48.63%	40.43%
Capital gains tax	10.26%	—	—
Deferred	1.58%	(5.31)%	(1.42)%

      The following table shows the significant components included in deferred income taxes as at June 30:

	2004	2003

Assets:
Assessed losses	$6,667	$1,431
Valuation allowance related to assessed losses	(3,245)	—
Prepaid expenses	(2,395)	(1,365)
Provisions and accruals	1,191	2,833
Other	331	34

	2,549	2,933

Liabilities:
FTS patent	1,384	1,356
Intangible assets	1,633	(167)
Property, plant and equipment	—	(98)
STC Liability	6,025	6,756
Other	(81)	147

	8,961	7,994

Net deferred income tax liabilities	$6,412	$5,061

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

6.	Stock-Based Compensation

2004 Stock Incentive Plan
      The shareholders of the Company approved the 2004 Stock Incentive Plan (the “Plan”) on May 27, 2004. The 2004 Stock Incentive Plan permits the Company to grant to its employees, directors and consultants incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on its common stock. The remuneration committee of the Company’s board of directors (“the committee”) administers the Plan.

Term
      No awards may be granted under the Plan after the tenth anniversary of the effective date of the Plan, but awards granted before such tenth anniversary may extend beyond that date.

Shares Reserved for Awards and Limits on Awards
      The total number of shares of Company common stock available under the Plan initially will be 2,906,980, of which 1,453,490 shares may be used with respect to stock options, and 1,453,490 shares may be used in respect of other stock-based awards, which may include grants of restricted shares. The maximum number of shares for which stock options and stock appreciation rights, or for which other stock-based awards may be granted during a calendar year to any participant is 436,047, which is approximately 30% of the total number of shares that may be used with respect to stock options or stock-based awards under the Plan.

Stock Options
      The committee will establish the duration of each option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant. The committee will establish the exercise price of each option at the time it is granted. Initial grants of non-qualified stock options may be made at an exercise price of $3.00 per share, which is based on the price per share of Company common stock issued to the Brait Consortium. The exercise price of an incentive stock option may not be less than the fair market value of the underlying common stock on the date of grant. The committee may establish vesting and performance requirements that must be met prior to the exercise of options. Unless otherwise determined by the committee, stock options become exercisable ratably, on an annual basis, over a period of five years, commencing with the first anniversary of the grant date. On June 7, 2004, the Company granted 1,453,490 options to directors, management and employees of Aplitec at an exercise price of $3.00. The options become exercisable ratably, on an annual basis, over a period of five years, commencing with the first anniversary of the grant date. No compensation expense was recorded as the grants were made at market value, which was considered to be the price that the Brait Group paid for its shares in the Company.

Stock Appreciation Rights
      The committee also may grant stock appreciation rights, either singly or in tandem with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of our common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.

Other Stock-Based Awards
      The 2004 Stock Incentive Plan permits the committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our common stock. These awards will be in such form

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
and subject to such conditions, as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of events.
      As a condition precedent to the transaction, the committee granted 1,453,490 stock awards to management and employees of Aplitec on June 7, 2004. These grants were valued at $3.00 per stock award, and become exercisable ratably, on an annual basis, over a period of five years, commencing with the grant date. Market value for the shares was determined to be the price that the Brait Consortium paid for its shares in the Company. The total cost related to these grants recognized in income for the year ended June 30, 2004 is approximately $4.3 million.
      The movement in stock options outstanding during the three years ended June 30, 2004 is summarized in the following table:

	2004		2003		2002

	No. of	Weighted	No. of	Weighted	No. of	Weighted
	Shares	Average	Shares	Average	Shares	Average
	Under	Exercise	Under	Exercise	Under	Exercise
	Option(2)	Price	Option(1)	Price	Option(1)	Price

Outstanding at beginning of year	—	—	481,787	$0.96	983,929	$0.90
Granted	1,453,490	—	—	—	—	—
Exercised	—	$3.00	476,811	0.96	495,356	0.90
Lapsed or otherwise forfeited	—	—	4,976	—	6,786	—

Outstanding at end of year	1,453,490	—	—	$0.96	481,787	$0.90
Exercisable at end of year	—	—	—	—	—	—

(1)	The number of stock based awards outstanding during 2003 and 2002 has been adjusted using the reinvestment ratio mentioned in Note 1 above, and reflects the one-for-six stock split described in Note 11 below.

(2)	The number of stock-based awards outstanding during 2004 has been adjusted to reflect the one-for-six reverse stock split described in Note 11 below.

7.	Trade and Other Receivables

	2004	2003

Trade and other receivables, gross	$41,914	$27,411
Allowance for doubtful accounts, beginning of year restated at year end rates	8,091	5,682
Provisions charged to the income statement	723	1,122
Amounts utilized	(427)	(7)
Allowance for doubtful accounts, end of year	8,387	6,797

Trade and other receivables, net	$33,527	$20,614

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

8.	Trade and Other Payables

	2004	2003

Trade payables	$7,431	$6,189
Accruals	9,091	4,404
Value-added tax payable	1,049	661
Other payables	2,984	2,629
Provisions	3,138	2,576

	$23,693	$16,459

9.	Revenue

	2004	2003	2002

Sale of goods	$3,321	$7,979	$6,216
Services rendered and loan based interest received	127,777	66,945	45,577

	$131,098	$74,924	$51,793

10.	Capital Structure and Creditor Rights Attached to the B Class Loans
      The balance sheet reflects two classes of equity, namely common stock and linked units. The rights of the holders of common stock and linked units have not been affected by the reverse stock split described in Note 11 below.
      The linked units comprise the following instruments which are linked and cannot be traded separately:

•	Special convertible preferred stock,

•	B Class preferred stock in New Aplitec and

•	B Class loans issued by New Aplitec
      Although the linked units include certain instruments (the B Class preferred stock and the B Class loans) that are legally equity of a subsidiary of the Company, they have been treated as equity of the Company and recorded as part of shareholders’ equity in these consolidated financial statements, in recognition of their substance, which is economically equivalent to that of common stock.
      The B Class loans referred to above are not considered to be a liability in accordance with SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Equity and Liability, as New Aplitec does not have an obligation to transfer assets to its shareholders in respect of the loans. In addition, any distributions relating to the loans are solely at the discretion of New Aplitec.
      Voting rights — The holder of a convertible preference share has the same voting rights as a common shareholder. Therefore, a linked unit-holder is able to vote on the same matters as a common shareholder of the Company, including the selection of directors, corporate decisions submitted to shareholder vote, and decisions regarding distribution of earnings. In addition, the convertible preference shares do not provide any additional rights with respect to control of the Company above or beyond the common shareholder.
      Dividend rights — The corporate by-laws of the Company are such that the Company’s common shareholders and linked unit holders have similar rights to the distribution of the Company’s earnings.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      Liquidation rights — The corporate by-laws allow for the automatic conversion of the linked units into common stock of the Company thereby allowing linked unit holder to have identical liquidation rights to a common shareholder in the event liquidation.
      Sale rights — A linked unit holder can only dispose of its interest in the Company by 1) converting the linked units into common stock and 2) selling the common stock on the open market. Therefore, a holder of the linked units receives the same risk and rewards in market price fluctuation as a common shareholder of the Company. In addition, both groups of shareholders have similar means as to which it is able to liquidate its interest in the Company.

Common Stock
      Holders of shares of the Company’s common stock are entitled to receive dividends and other distributions when declared by the Company’s board of directors out of funds available. Payment of dividends and distributions is subject to certain restrictions of the state of Florida law, including the requirement that after making any distribution the Company must be able to meet its debts as they become due in the usual course of its business.
      Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock according to its terms. There are no pre-emptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and non-assessable.
      Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally and ratably in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock according to its terms. The shares of Company common stock are not subject to redemption.

Special Convertible Preferred Stock
      The special convertible preferred stock ranks, on parity, without preference and priority, with the Company’s common stock with respect to dividend rights (except as described below) or rights upon liquidation, dissolution or winding up of the Company. The stock is junior in preference and priority to each other class or series of preferred stock or other equity security of the Company under terms which may be determined by the board of directors to expressly provide that such other security rank senior in preference or priority to the special convertible preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.
      Provided that shares of special convertible preferred stock are outstanding, the Company’s board will determine immediately prior to the declaration of any dividend or distribution (i) the portion, if any, of the Company’s assets available for such dividend of distribution that is attributable to funds or assets from New Aplitec, regardless of the manner received (“the South African Amount”), and (ii) the portion of such funds or assets that is not from New Aplitec (the “Non South African Amount”). The South African Amount will not include amounts received from New Aplitec due to its liquidation, distribution or dividend after an insolvency or winding up.
      Provided that shares of special convertible preferred stock are outstanding, (i) any dividends or distributions by the Company’s board of Non-South African Amounts must be paid pro rata to all holders of common stock and special convertible preferred stock, and (ii) and dividends or distributions by the Company’s board of South African Amounts can be paid only to holders of common stock. The

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
Company’s board has complete discretion to declare a dividend or distribution with respect to South African Amounts or Non-South African Amounts.
      In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, all outstanding shares of special convertible preferred stock will automatically convert and holders of such stock will be entitled to receive pari passu with holders of common stock, any assets of the Company distributed for the benefit of its shareholders.
      Holders of special convertible preferred stock have the right to receive notice of, attend, speak and vote at general meetings of Net 1, and are entitled to vote on all matters on which holders of common stock are entitled to vote. Each holder of special convertible preferred stock present in person, or the person representing such holder, is entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of the special convertible preferred stock held by such holder on the record date.

B Class Preferred Stock
      The Company owns 100% of the A class common stock and A class loans in issue of New Aplitec. The B class preferred stock rank pari passu with the New Aplitec A class stock in respect of participation in dividends and return of capital prior to winding-up of New Aplitec. The B class preferred stock shall not, however, participate in dividends or a return of capital on a winding-up of New Aplitec for any reason. However, the unit holders will participate, as the B class preference stock will automatically convert into Company common stock on a winding-up of New Aplitec. The B class preferred stock cannot be sold or transferred other than to the Company pursuant to the occurrence of a trigger event. Therefore, the B class preferred stock, the B class loans and the rights to receive Company special convertible preferred stock are linked together and cannot be traded separately.
      The holders of B class preferred stock will only be entitled to vote on matters which directly affect the rights attaching to the B class preferred stock. At every general meeting of New Aplitec at which more than one class of shareholders are present and entitled to vote, unit holders of the South African Trust which in turn holds the B class preferred stock, shall be entitled, upon a poll, to that proportion of the total votes in New Aplitec which the aggregate number of B class preferred stock held bears to the aggregate number of all shares entitled to be voted at such meeting (provided that no resolution for the declaration of a dividend or for the disposal of any intellectual property of New Aplitec shall be passed unless unit holders representing 50.1% of the B class preferred stock present at the meeting in person or represented by proxy vote in favor of such resolution).

B Class Loans
      The B class loans are unsecured and repayable as and when directed by the board of directors of New Aplitec provided that no capital may be repaid until at least 30 days have lapsed from the date of drawdown of the loans, and subject to South African Exchange Control approval. The loans will bear interest at such rates as may be determined by the board of directors of New Aplitec at the beginning of each year, but shall not be more than the prime rate as quoted by Standard Bank of South Africa Limited from time to time. Interest, if so declared by the board of directors of New Aplitec, will be payable by New Aplitec semi-annually in arrears.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Conversion of Special Convertible Preferred Stock to Common Stock
      Special convertible preferred stock is convertible into shares of common stock on a one-for-one basis upon the occurrence of trigger event. With each converted share of special convertible preferred stock that is converted, the Company will receive:

•	7.368421056 B class preference shares; and

•	such holder’s interest in the New Aplitec B loan accounts.
      Upon conversion, all rights with respect to shares for special convertible preferred stock will cease. Converted shares will be cancelled and have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

11.	Earnings Per Share
      The entire consolidated net income of the Company is attributable to the shareholders of the Company comprising both the holders of Net 1 common stock and the holders of the linked units. As described in Note 10, the linked units have the same rights and entitlements as those attached to common shares.
      On June 2, 2005, the Company’s board of directors approved a one-for-six reverse stock split which became effective on June 13, 2005. Under Florida corporate law the reverse stock split was not required to be approved by the Company’s shareholders. The effect of this reverse stock split was to decrease the number of issued and outstanding shares by a factor of six and correspondingly increase the earnings per share by a factor of six. Each holder of common stock received one share for every six shares previously held. Each holder of linked units had an adjustment to the conversion ration of each linked unit from 1.228070176 to 7.368421056 (six-fold conversion ratio change).
      As a result of the Aplitec transaction described in Note 1 above and the one-for-six reverse stock split, the weighted average number of shares used to calculate earnings per share for 2003 and 2002 have been retroactively restated to reflect the capital structure after the Aplitec transaction and the one-for-six reverse stock split. For the purpose of these restatements, the Aplitec share capital has been presented as common stock in prior periods.
      As the linked units owned by holders are exchangeable for special convertible preferred stock at the ratio of 7.37:1 (prior to reverse stock split: 1.23:1), which is then converted to common stock at the ratio of 1:1, the basic earnings per share for the common stock and linked units are the same and is calculated by dividing the net income by combined number (54.7 million) of common stock (22.5 million) and special convertible preferred stock (32.2 million) in issue. Diluted earnings per share has been calculated to give effect to the number of additional common shares/linked units that would have been outstanding if

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
the potential dilutive instruments had been issued in each period, and includes the effects, if any, of the one-for-six reverse stock split. This is demonstrated in the following table:

	2004	2003	2002

	In U.S. cents
Earnings per share, as previously reported	6.6	6.8	4.5
Effects of one-for-six reverse stock split	33.0	30.4	22.5

Earnings per share, as restated	39.6	37.2	27.0

	’000 shares
Weighted average number of common stock and linked units, as previously reported	201,489	192,967	187,287
Effects of one-for-six reverse stock split	(167,908)	(160,806)	(156,072)

Weighted average number of common stock and linked units, as restated, included in tables below	33,581	32,161	31,215

	2004	2003	2002

	In U.S. cents
Diluted earnings per share, as previously reported	6.4	6.8	4.5
Effects of one-for-six reverse stock split	32.0	30.4	22.5

Diluted earnings per share, as restated	38.4	37.2	27.0

	’000 shares
Weighted average number of common stock and linked units, as previously reported - diluted	207,939	192,967	187,287
Effects of one-for-six reverse stock split	(173,282)	(160,806)	(156,072)

Weighted average number of common stock and linked units, as restated, included in tables below - diluted	34,657	32,161	31,215

      Earnings per common share does not give effect to any future taxes to be paid by Net 1 upon receipt of New Aplitec dividends, which could otherwise reduce the earnings available for distribution to the holders of Net 1 common stock.
      The weighted average number of shares for 2004 presented below includes the common shares as well as the special convertible preferred shares as the shareholders that hold these shares have the same rights and entitlements as those attached to the common shares.
      The following tables detail the weighted average number of shares used for the calculation of earnings per share for the years ended June 30.

	2004	2003	2002

Weighted average number of common shares — basic	1,420	32,161	31,215
Weighted average effect of dilutive securities:
Employee stock options	46	—	171

Weighted average number of shares — diluted	1,466	32,161	31,386

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	2004	2003	2002

Weighted average number of linked units — basic	32,161	—	—
Weighted average effect of dilutive securities:
Employee stock options	1,030	—	—

Weighted average number of linked units — diluted	33,191	—	—

	2004	2003	2002

Basic Earnings per common share, in cents
Income before extraordinary item and cumulative effect of an accounting change	39.60	37.20	27.00
Extraordinary item	—	2.40	—
Cumulative effect of an accounting change	—	1.20	—

Net income	39.60	40.80	27.00

12.	Commitments and Contingencies

Operating Lease Commitments
      The Company leases certain premises and equipment under operating leases. At June 30, 2004, the future minimum payments under operating leases consist of:

Due within a year	$2,072
Due within 2 years	1,398
Due within 3 years	840
Due within 4 years	$250
      Operating lease payments related to the premises and equipment were $3 million, $2.2 million and $1.9 million, respectively for the years ended June 2004, 2003 and 2002, respectively.

Capital Commitments
      The Group had no outstanding capital commitments as at June 30, 2004 which had been approved by the directors (2003: nil; 2002: $1.2 million).

Purchase Obligations
      As of June 30, 2004 New Aplitec has purchase obligations totaling $6.6 million.

Guarantees
      In 2001, Aplitec issued a guarantee of $3.2 million (R 20 million) to Nedbank Limited (“Nedbank”), regarding the guarantee provided by Nedbank to the Eastern Cape provincial government. The guarantee was required by the provincial government that Cash Paymaster Services (Proprietary) Limited, a wholly owned subsidiary of Aplitec, would perform under the contract for the provision of welfare grants to beneficiaries in the province. The maximum potential amount that Aplitec could pay is $3.2 million (R 20 million).

Contingencies
      The Company is also subject to a variety of insignificant claims and suits that arise from time to time in the ordinary course of our business.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      Management of the Company currently believes that resolving all of these matters, individually or in aggregate, will not have a material adverse impact on our financial position or our results of operations.

13.	Related Party Transactions
      Pursuant to a Directors’ Resolution of January 29, 2002, approximately $0.4 million (2003: approximately $0.2 million) of consulting fees paid to the ex-CEO, Claude Guerard, of the Company have been postponed until the Company has sufficient funds. The amount outstanding as of June 30, 2004 was settled in full in July 2004.
      During the 2004 period Net 1 Holdings S.a.r.l. made payments on the Company’s behalf. A total of approximately $0.3 million remains outstanding without interest and is due on demand.
      For services provided related to the transaction mentioned in Note 1 above, Brait received a capital raising fee of $3.7 million and a further corporate finance fee of $0.2 million, at a price of $3.00 a share, in the Company’s common stock as part payment for the services rendered. The remaining amount is to be paid in cash and is included in accounts payable as of June 30, 2004.
      Nedcor Limited’s (“Nedcor”) subsidiary Nedbank has the right to approximately 7.7 million special convertible preferred stock of the Company as of June 30, 2004. Aplitec provides Nedcor with point of sale terminals and other pay processing hardware. In addition, Aplitec has a software development and maintenance contract with Nedcor and provides other sundry services. During the year Aplitec earned $1.6 million under the software development and maintenance contract, $0.9 million in hardware sales and $0.05 million from other sundry services. Included in accounts receivable is $1 million due from Nedcor.
      Light & Livingstone Financial Services CC, in which Mr. J C Livingstone (a non-executive director of Aplitec) is a member, performs the Company Secretarial function for Aplitec.

14.	Reconciliation of Net Income for the Year to Net Cash Provided by Operating Activities

	2004	2003	2002

Net Income for the year	$13,278	$13,117	$8,518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortizations	5,676	3,323	3,128
Minority interest in net income	—	452	167
Earnings from equity accounted investment	(87)	—	—
(Profit) loss on disposal of property, plant and equipment	14	(22)	(67)
Profit on disposal of business	—	(300)	(267)
Fair value adjustment related to financial liabilities	33	—	—
Fair value of foreign currency exchange contracts	483	—	—
Interest received from equity accounted investment	(68)	—	—
Stock compensation charge related to awards of stock/options	4,360	613	385
Stock issued related to transaction costs	2,500	—	—
Extraordinary item	—	(857)	—
Change in accounting policy	—	(318)	—

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	2004	2003	2002

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(7,954)	(4,156)	(1,184)
(Increase) decrease in inventory	(44)	1,003	106
Increase (decrease) in accounts payable	6,770	4,838	(402)
Increase (decrease) in taxes payable	18,166	(647)	406
Increase (decrease) in deferred taxes	(1,232)	598	963

Total adjustments	28,617	4,527	3,235

Net cash provided by operating activities	$41,895	$17,644	$11,753

15.	Operating Segments
      The Company discloses segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131), which requires companies to determine and review their segments as reflected in the management information systems reports that their managers use in making decisions and to report certain entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The Company’s management prepares consolidated statutory financial statements for management purposes under South African GAAP (“SA GAAP”), the company’s chief operating decision-maker evaluates the segment performance using SA GAAP measures. Revenues and operating income are measured on a segmental basis in accordance with SA GAAP (defined as “operating (loss)/income of continuing operations before central costs, goodwill amortization, SA GAAP operating exceptional items and share option costs”). In the tables below, this measure is referred to as segment operating (loss)/income.
      The Company currently has four reportable segments which each operate mainly within South Africa: transaction-based activities; smart card accounts (previously included within the financial services segment, but now reviewed separately by management); financial services and hardware; software and related technology sales. The Company also has a corporate/eliminations segment. The Company’s reportable segments offer different products and services and require different resources and marketing strategies and share the Company’s assets.
      The Transaction-based activities segment currently consists mainly of a state pension and welfare benefit distribution service to provincial governments in South Africa. Fee income is earned based on the number of beneficiaries included in the government pay-file. This segment has individually significant customers that each provides more than 10 percent of the total revenue of the Company. For the year ended June 30, 2004, there were three such customers, providing 38, 22 and 11 percent of total revenue (2003: two customers providing 35, and 20 percent of total revenue; 2002: three customers providing 30, 18 and 13 percent of total revenue).
      The smart card accounts segment derives revenue from the provision of smart card accounts, as a fixed monthly fee per card is charged for the maintenance of these accounts. This segment’s activities were previously included in the financial services segment. Prior year segment information has been restated in order to show comparative information.
      The financial services segment derives revenue from the provision of short-term personal lending activities and life insurance products. Interest income is recognized in the income statement as it falls due, using the interest method by reference to the constant interest rate stated in each loan agreement.
      The hardware, software and related technology sales segment markets, sells and implements the Universal Electronic Payment System (“UEPS”). The segment undertakes smart card system implementation projects, delivering hardware, software and business solutions in the form of customized systems.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      Corporate/ Eliminations include the Company’s head office cost centers in addition to the elimination of inter-segment transactions.
      The Company evaluates segment performance based on operating income. The following tables summarize segment information which is prepared in accordance with SA GAAP:

	June 30,

	2004	2003	2002

Revenues
Transaction-based activities	$83,275	$44,058	$28,291
Smart card accounts	26,584	13,750	8,318
Financial services	16,633	13,407	10,465
Hardware, software and related technology sales	4,606	5,135	4,719

Total	131,098	76,350	51,793

Operating income
Transaction-based activities	24,913	10,196	7,376
Smart card accounts	12,055	5,500	2,772
Financial services	6,778	4,705	900
Hardware, software and related technology sales	1,232	680	1,611
Corporate/Eliminations	(5,735)	(1,663)	642

Total	39,243	19,418	13,301

Interest earned
Transaction-based activities	—	—	—
Smart card accounts	—	—	—
Financial services	—	—	—
Hardware, software and related technology sales	—	—	—
Corporate/Eliminations	15,418	8,070	3,261

Total	15,418	8,070	3,261

Interest expense
Transaction-based activities	11,175	4,887	1,617
Smart card accounts	—	—	—
Financial services	29	51	15
Hardware, software and related technology sales	155	338	247
Corporate/Eliminations	419	194	—

Total	11,778	5,470	1,879

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	June 30,

	2004	2003	2002

Depreciation and amortization
Transaction-based activities	4,017	3,287	2,004
Smart card accounts	—	—	—
Financial services	572	488	408
Hardware, software and related technology sales	4	14	50
Corporate/Eliminations	299	179	173

Total	4,892	3,968	2,635

Income taxation expense
Transaction-based activities	4,121	1,593	1,728
Smart card accounts	3,617	1,650	832
Financial services	2,024	1,396	265
Hardware, software and related technology sales	323	103	409
Corporate/Eliminations	18,791	2,892	1,031

Total	28,876	7,634	4,265

Net income after taxation
Transaction-based activities	9,616	3,716	4,031
Smart card accounts	8,438	3,850	1,940
Financial services	4,725	3,258	619
Hardware, software and related technology sales	754	240	955
Corporate/Eliminations	(9,614)	3,321	2,873

Total	13,919	14,385	10,418

Segment assets

Total	142,309	87,252	49,250

Expenditures for long-lived assets
Transaction-based activities	2,371	6,043	943
Smart card accounts	—	—	—
Financial services	185	106	817
Hardware, software and related technology sales	34	15	5
Corporate/Eliminations	218	548	153

Total	$2,808	$6,712	$1,918

      As part of the reissuance of these financial statements for incorporation in the S-1 Registration Statement, the Company has restated its segmental information for 2004, 2003 and 2002 in order to reflect the segments as reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The segmental information has been restated to reflect the new “smart card accounts segment,” which derives revenue from the provision of smart card accounts, as a fixed monthly fee per card is charged for the maintenance of these accounts. This segment’s activities were previously included in the financial services segment. All periods presented have been restated in order to be comparable with the new segment format.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      In addition, the new segment information as reviewed by the chief operating decision maker does not include a measure of segment assets per segment as all of the significant assets are used in the operations of all, rather than any one, of the segments. The Company does not have dedicated assets assigned to a particular operating segment. Accordingly, it is not meaningful to attempt an arbitrary allocation and segment asset allocation is therefore not presented.
      The following tables present the Company’s net income after tax and segment assets from the Company’s reportable segments presented in accordance with SA GAAP and then reconciled to US GAAP financial information consolidated totals:

		2004	2003	2002

Net income after tax in accordance with SA GAAP		$14,007	$14,385	$10,418
Intangible amortization adjustment	(a)	(300)	(229)	(205)
Internally developed intangibles adjustment	(b)	—	180	54
Development expenses adjustment	(c)	—	252	366
Revenue adjustment due to inclusion of the business from the beginning of the year instead of acquisition date	(d)	—	(1,427)	—
Self insurance adjustment	(e)	(2,894)	873	468
Goodwill amortization adjustment	(f)	(484)	813	(742)
Stock compensation charge	(k)	—	(613)	(385)
Secondary Taxation on Companies adjustment	(h)	1,612	(1,533)	(1,120)
Taxation adjustments due to difference between SA and US GAAP	(i)	1,337	(307)	(169)
Reclassification of earnings from equity accounted investment	(j)	(87)	—	—

Net income after tax in accordance with US GAAP		$13,191	$12,394	$8,685

Segment assets in accordance with SA GAAP		$142,309	$87,252	$49,250
Recognition of goodwill, net of amortization	(f)	6,573	5,740	3,473
Recognition of intangible assets, net of amortization	(a)	3,669	3,591	2,579
Recognition of derivative instruments	(g)	(20)	(17)	(12)
Consolidation of the Self Insurance Captive	(e)	(358)	1,394	1,117
Deferred tax adjustments	(h)	459	399	89

Segment assets in accordance with US GAAP		$152,632	$98,359	$56,496

      (a) Aplitec obtained the patent for the Funds Transfer System (FTS) on its acquisition of Net 1 Investment Holdings (Pty) Ltd (“Holdings”) on July 12, 2000. 100% of Holdings issued share capital was acquired for approximately $3.2 million, which was satisfied through the issuance of approximately 1.3 million of Aplitec common shares. For SA GAAP purposes, this was treated as the acquisition of a business as it was a corporate entity and the excess of the purchase price over the identifiable assets acquired was treated as goodwill and amortized over 10 years. For US GAAP purposes, EITF 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business, defines a business and the acquisition of Holdings was in substance the acquisition of an asset. As such, the treatment of the premium on acquisition over the net asset value is regarded as being attributable to the patent rights acquired and not treated as goodwill. The patent rights carrying value should be amortized over 10 years, which is the same period that would be used to amortize goodwill.
      (b) In 2000, the Aplitec incurred costs of approximately $0.4 million to develop and promote a trademark. Under SA GAAP, these costs were capitalized as an intangible asset. Under US GAAP, only

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
the costs of intangible assets acquired from other enterprises or individuals that provide a future discernible benefit are capitalized, whilst other costs of developing, maintaining, or restoring intangible assets which are no specifically identifiable, have indeterminate lives, or are inherent in a continuing business and related to an enterprise as a whole are deducted from income when incurred. The trademark developed by the Company would not be considered to have a determinate life under US GAAP, and would consequently be expensed as incurred. This adjustment therefore treats the costs of developing the trademark as an expense in 2000 for US GAAP purposes and reverses the intangible asset amortization under SA GAAP from 2000.
      (c) Aplitec capitalized $2.5 million in development costs in 1998 and 1999 and has then amortized these over the four years ended June 30, 2003. Subsequent to 1999, development costs have been expensed as incurred. Under SA GAAP, expenditure on development is charged to income in the year in which it is incurred except where a clearly defined project is undertaken and it is reasonably anticipated that development costs will be recovered through future commercial activity. Such development costs are capitalized as an intangible asset and amortized on a straight-line basis over the life of the project from the date when the developed asset is put into use. Under US GAAP, costs incurred to develop computer software to be used externally are expensed as incurred until the developed software has been proven to be technologically feasible, in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under SFAS 86, technological feasibility of a computer software produce is established when all planning, designing, coding, and testing activities that are necessary to establish that the produce can be produced to meet its design specifications including functions, features and technical performance requirements. Costs to develop software for internal use by Aplitec are generally expensed as incurred, except in certain situations, as outlined in Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued by the AICPA. Under SOP 98-1, only certain costs to develop internal-use computer software during the applications development stage or costs to develop or obtain software that allows for access or conversion of old data by new systems are eligible for capitalization. All other costs, including those incurred in the project development and post-implementation stages are expensed as incurred. Aplitec did not meet the relevant criteria for capitalization of software development costs under US GAAP and consequently the amounts capitalized under SA GAAP would not have been capitalized under US GAAP.
      (d) For Aplitec’s purposes, the date of acquisition of a minority interest in the year ended June 30, 2003 has been treated as being the beginning of the financial year and the results of the acquired business have been included in the consolidated income statement from that date. Likewise, goodwill has been computed as the difference between the purchase price and the fair value of the identifiable assets and liabilities as of the same date. For US GAAP purposes, the results of acquired businesses should be reflected in the income statement only as from the date of acquisition and the fair value of the identifiable assets and liabilities determined as of that date. This adjustment therefore deducts from the income for the period the results of the acquired business from the beginning of the year until the date of acquisition and treats that amount as goodwill to be accounted for in accordance with SFAS 142, the relevant provisions of US GAAP at the time.
      (e) Aplitec has established a provision in respect of self-insured losses (mainly attributable to cash in transit theft) based on actuarially determined amount of such losses expected to arise in the next 12 months. The amount provided is approximately $1 million in the year ended June 30, 2002 and a further approximate $1 million in the year ended June 30, 2003. For SA GAAP purposes the provision for self-insured losses was reversed in 2004 and the provision for self-insured losses provided approximates the amounts required under US GAAP. In addition, the Company has an insurance captive with a current balance of around $1.6 million. This was acquired as part of the acquisition of Cash Paymaster Services (Pty) Ltd in 1999. This asset was not recognized on acquisition and the amount at acquisition was $2.3 million. For the purposes of US GAAP, self-insurance does not represent the transfer of risk and as

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
such it is not possible to recognize a liability for future losses that will arise from events subsequent to the balance sheet date. In addition the captive insurance company should be consolidated for US GAAP purposes. This adjustment therefore reverses that part of the charge in the income statement in respect of such losses that does not represent the losses of the period and consolidates the assets of the captive insurance company.
      (f) Under SA GAAP Goodwill arising on business combinations was written off against shareholder’s equity. With effect from July 1, 2000, SA GAAP required that goodwill be capitalized and amortized over its useful life. Under US GAAP, until July 1, 2002, goodwill should be capitalized and amortized over its useful life, which could not exceed 40 years. The adjustment therefore gives effect to the amount of goodwill that would have been required to be recognized in a US GAAP balance sheet and the amount of amortization that would have arisen thereon, which has been calculated on the basis of a useful life of 10 years. Due to the adoption of SFAS 141 and SFAS 142, goodwill is no longer required to be amortized, instead an impairment review is required at least annually. In addition certain goodwill amounts were not recognized at the correct amount due to Aplitec using a fixed price as opposed to a fair market price for shares issued in exchange for assets.
      (g) Aplitec has historically entered into foreign exchange forward contracts to hedge its exposure to fluctuations in foreign currency exchange rates on specific transactions. Under SA GAAP, prior to the adoption of AC 133, Financial Instruments: Recognition and Measurement on July 1, 2002, gains and losses on forward contracts designated as hedges of identifiable foreign currency firm commitments were recognized in the measurement of the related foreign currency transactions. Under SA GAAP, upon adoption of AC 133, the difference between previous carrying amounts and the fair value of derivatives, which prior to the adoption of AC 133 had been designated as either fair value or cash flow hedges but do not qualify as hedges under AC 133, is recognized as an adjustment of the opening balance of retained earnings at the beginning of the financial year AC 133 is initially applied. Changes in the fair value of derivatives not designed as hedges after July 1, 2002 are recorded in the income statement.
      (h) SA GAAP requires that deferred tax be provided for at the undistributed rate of 30%. For the purpose of US GAAP, under FAS 109, Accounting for Income Tax, temporary differences have been tax effected using the tax rate that will apply when income is distributed, i.e. an effective rate of 37.78% including Secondary Tax on Companies. Aplitec has computed the effect this change in tax rate would have on the current deferred taxation assets.
      (i) The tax effects of the US GAAP adjustments have been calculated based on the enacted tax rate of 37.78% (2003: 37.78%; 2002: 37.78%).
      (j) Under SA GAAP the earnings from the equity accounted investment is included before the income tax expense. Under US GAAP the earnings from the equity accounted investment is shown after the income tax expense and net income after tax. An adjustment is required to reclassify the earnings from the equity accounted investment from above the income tax expense to below net income after tax.
      (k) Under SA GAAP there is currently no literature that regulates the accounting treatment of employee stock compensation. Accordingly, for SA GAAP purposes, the Company does not account for the stock options at the time of grant. Upon exercise, the issuance of the shares is accounted for at the exercise price of the stock option, with no effect on earnings. Options granted to directors are disclosed in the Company’s financial statements. Under US GAAP, companies may elect to follow the accounting prescribed by either Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees (“APB 25”), or SFAS No 123, Accounting for Stock-Based Compensation. Under US GAAP, compensation is recorded for the cost of providing warrants and options to the employee over the relevant service period. The costs can be determined based on either the intrinsic value method (APB 25) or the fair value method (FAS 123). The Company has elected to apply the intrinsic value method in respect of

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
grants to employees make in May 2000. While these grants of options were made at an exercise price that was equivalent to the market value at date of grant, the employees were permitted to exercise using a loan provided by the Company. These loans are non-recourse and bear interest at a variable rate. Consequently, under EITF 96-16, Accounting for Stock Compensation Arrangements with Employer Loan Features under APB Opinion No 25 and FIN 44, Accounting for Certain Transactions involving Stock Compensation, these awards are accounted for as variable awards under US GAAP with the final measurement of the compensation expense only being determined when the loans are repaid or when the options are exercised without a loan.

16.	Comprehensive Income (Loss)
      The Company’s comprehensive income consists of net income and foreign currency translation gains and losses which, under GAAP, are excluded from net income. Total comprehensive income for each of the three years ended June 30, 2004 was:

	2004	2003	2002

Net income	$13,278	$13,117	$8,518
Foreign currency translation adjustments	16,001	18,405	(10,208)

	$29,279	$31,522	$(1,690)

17.	Fair Value of Financial Instruments

Initial Recognition and Measurement
      Financial instruments are recognized when the Company becomes a party to the transaction. Initial measurements are at cost, which includes transaction costs subsequent to initial recognition. These instruments are measured as set out below:

Trade and Other Receivables
      Trade and other receivables originated by the Company are stated at cost less provision for doubtful debts. The fair value of trade and other receivables approximate their carrying value due to their short-term nature.

Trade and Other Payables
      The fair values of trade and other payables approximates their carrying amounts, due to their short-term nature.

Risk Management
      The company uses derivative financial instruments including currency forward contracts to hedge its exposure to foreign currency fluctuations. It is the policy of the group not to trade in derivative financial instruments. The company is also exposed to credit risk.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Foreign Exchange Risk
      The company has used forward contracts in order to limit its exposure to the ZAR/USD and ZAR/EUR exchange rate fluctuations from foreign currency transactions. As of June 30, 2004, 2003 and 2002, the outstanding foreign exchange contracts are as follows:

Forward Purchase Contracts
June 2004

Notional Amount	Strike Price	Maturity

EUR 16,250	ZAR 7.8475	July 12, 2004
EUR 202,000	ZAR 8.1822	August 2, 2004
EUR 16,250	ZAR 7.8878	August 10, 2004
EUR 16,250	ZAR 7.9299	September 10, 2004
EUR 16,250	ZAR 7.9749	October 12, 2004
EUR 263,200	ZAR 8.2129	October 29, 2004
EUR 4,243,000	ZAR 8.5225	January 7, 2005
USD 167,900	ZAR 6.2950	September 22, 2004
June 2003
      None
June 2002

Notional Amount	Strike Price	Maturity

USD 16,250	ZAR 12.643	January 8, 2003

Interest Rate Risk
      As a result of its normal borrowing activities, the Company’s operating results are exposed to fluctuations in interest rates, which the Company manages primarily through its regular financing activities. The Company generally maintains investment in cash equivalents.

Credit Risk
      Credit risk relates to the risk of loss that the Company would incur as a result of non-performance by counterparties. The Company maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies include an evaluation of a potential counterparty’s financial condition, credit rating, and other credit criteria and risk mitigation tools as deemed appropriate.
      In regards to credit risk on financial instruments, the Company maintains the policy to enter into such transactions only with highly rated financial institutions.

18.	Equity Accounted Investment and Long Term Receivable
      On April 1, 2004, Aplitec purchased 43% of the issued share capital of the Permit Group (Proprietary) Limited (“Permit”) for $10. A loan of approximately $0.8 million, bearing interest at the current South African prime rate, currently 11.5%, and with no fixed repayment terms, was made to Permit in April 2004 and the proceeds of this loan was used to purchase 43% of a 95% interest in New

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
Era Life Insurance Company Limited (“New Era”), a provider of various insurance products to the South African market.
      Imvume Resources (Pty) Limited, (“Imvume”), the Company’s national black economic empowerment partner, holds a 57% equity interest in Permit, and controls Permit through its majority voting rights. On April 1, 2004, Aplitec granted a loan of approximately $1 million to Imvume, for the purpose of enabling Imvume to make a loan to Permit. This loan to Imvume, bears interest at the current South African prime rate, currently 11.5%. As of year end June 30, 2004 fixed repayment terms had not been agreed, however the loan is not expected to be repaid before December 31, 2005. The loan to Imvume is with recourse to the assets of Imvume, and as of the balance sheet date, management of Net 1 considers the loan to be recoverable.
      In December 2003, the FASB issued FIN 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB 51, Revised December 2003 (“FIN 46R”), which clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as Variable Interest Entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.
      On adoption of FIN 46R, the Company determined that Permit was a VIE, as the loan to Permit represents a variable interest. However, the Company is not the primary beneficiary of Permit. Therefore, the Company has not consolidated Permit, and has accounted for this investment as an equity method investee. Aplitec’s equity earnings from this investment totaled $0.08 million for the year ended June 30, 2004. The interest earned on the loan to Permit has been eliminated. The company’s total outstanding loan balances exposed to loss as a result of its involvement with Permit was $0.8 million. The maximum exposure to loss refers to the maximum loss that the Company would be required to record in its income statement as a result of its involvement with a VIE. It does not consider the probability of such losses actually being incurred.

19.	Acquisitions

Reverse Acquisition of NUEP
      On June 7, 2004, as part of the transaction described in Note 1, the Company (i.e. Aplitec) from an accounting perspective was deemed to have acquired 100 percent of the outstanding common shares of NUEP. The results of NUEP’s operations have been included in the consolidated financial statements since that date.
      From an accounting perspective, the aggregate purchase price was deemed to be approximately $7.9 million. This amount was determined based on the best estimate of fair market value of NUEP shares at the measurement date of the acquisition, multiplied by the number of shares of NUEP that were outstanding immediately prior to the acquisition (approximately 15.9 million). The fair value, before any adjustments to the price as a result of the reverse stock split, of the NUEP common stock used in determining the purchase price was $0.50, which is the price per share, before any adjustments to the price as a result of the reverse stock split, paid by the Brait Consortium under the Common Stock Purchase Agreement.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

Cash	$8
Investments	217
Intangible assets	4,620
Goodwill	5,794

Total assets acquired	10,639

Current liabilities	960
Deferred tax	1,745

Total liabilities acquired	2,705

Net assets acquired	$7,934

      Of the $4,620 of acquired intangible assets, approximately $0.1 million was assigned to customer contracts and approximately $4.5 million was assigned to the exclusive licenses. The customer contracts have an expected useful life of 5 years, and the exclusive license has an expected useful life of 7 years. The tax bases of the intangible assets acquired is nil and consequently a deferred tax liability of $1.8 million has been recognized.
      The goodwill of approximately $5.8 million is included in the Hardware, Software and Related Technologies Sales segment. The goodwill is not deductible for tax purposes.
      No pro-forma financial effect has been presented as the impact on earnings is immaterial.

Acquisition of NUEP Holdings S.a.r.l.
      In June 2004, the Company acquired 100% of the issued share capital of NUEP Holdings S.a.r.l (“Holdings”) for $0.03 million. Holdings owns the US patent for the FTS and the rights to the UEPS technology.

20.	Reorganization Charge
      As a result of the transaction mentioned in Note 1 above the Company incurred the following charges during the period ended June 30, 2004:

Accounting fees	$1,256
Regulatory, filing and printing charges	520
Legal fees	529
Secretarial services	16
Other professional fees	4,429
Other	4,383

$11,133

      The Other professional fees include the transaction costs mentioned above payable to Brait. Included in the Other category is the charge for stock awards of approximately $4.3 million issued to directors and other employees as a condition precedent to the transaction.

NET 1 UEPS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2005	2004

	(Unaudited)	(Audited)
	(In thousands,
	except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$92,712	$80,282
Accounts receivable	31,769	18,196
Finance loans receivable, net of allowances of — March: $7,059; June: $8,387	8,830	9,300
Deferred expenditure on smart cards	3,514	6,031
Inventory	1,662	1,054
Deferred income taxes	3,473	2,549

Total current assets	141,960	117,412
LONG TERM RECEIVABLE	1,027	1,106
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF — March: $19,818; June: $23,225	7,327	7,638
EQUITY ACCOUNTED INVESTMENT	1,346	878
GOODWILL	14,933	15,212
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF — March: $4,625; June: $3,019	8,725	10,386

TOTAL ASSETS	175,318	152,632

LIABILITIES
CURRENT LIABILITIES
Bank overdraft	—	19
Accounts payable	17,990	23,693
Income taxes payable	14,660	24,119

Total current liabilities	32,650	47,831
DEFERRED INCOME TAXES	13,988	8,961
LONG TERM LIABILITIES	—	252

TOTAL LIABILITIES	46,638	57,044

SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 83,333,333 with $0.001 par value;
Issued and outstanding shares — March: 27,175,135; June: 22,539,204	27	23
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares — March: 27,525,259; June: 32,161,190	28	32
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company) — March: 209,890,130; June: 236,977,187	33	38
ADDITIONAL PAID-IN-CAPITAL	71,959	71,954
ACCUMULATED OTHER COMPREHENSIVE INCOME	13,711	15,039
RETAINED EARNINGS	42,922	8,502

TOTAL SHAREHOLDERS’ EQUITY	128,680	95,588

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$175,318	$152,632

See notes to unaudited condensed consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended

	March 31,	March 31,
	2005	2004

	(In thousands, except
	share data)
REVENUE	$134,885	$91,463
EXPENSE
COST OF GOODS SOLD, IT PROCESSING, SERVICING AND SUPPORT	41,207	28,206
GENERAL AND ADMINISTRATIVE	33,804	25,625
DEPRECIATION AND AMORTIZATION	4,897	4,110
REORGANIZATION CHARGES	—	3,537

OPERATING INCOME	54,977	29,985
INTEREST INCOME, net	1,497	2,464

INCOME BEFORE INCOME TAXES	56,474	32,449
INCOME TAX EXPENSE	22,534	13,896

NET INCOME BEFORE EARNINGS FROM EQUITY ACCOUNTED INVESTMENT	33,940	18,553
EARNINGS FROM EQUITY ACCOUNTED INVESTMENT	480	—

NET INCOME	$34,420	$18,553

Basic earnings per share (in cents), common stock and linked units	62.94	57.66
Diluted earnings per share (in cents), common stock and linked units	61.80	57.66
See notes to unaudited condensed consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
MOVEMENTS IN SHAREHOLDERS’ EQUITY

	Nine Months Ended

	March 31,	March 31,
	2005	2004

	(In thousands)
COMMON STOCK
Balance, beginning of period	$23	$6
Conversion to common stock from special convertible preferred stock	4	—

Balance, end of period	27	6

SPECIAL CONVERTIBLE PREFERRED STOCK
Balance, beginning of period	32	—
Conversion from special convertible preferred stock to common stock	(4)	—

Balance, end of period	28	—

B CLASS PREFERENCE SHARES
Balance, beginning of period	38	—
Cessation of B class preference shares to Net 1 as a result of trigger events	(5)	—

Balance, end of period	33	—

ADDITIONAL PAID IN CAPITAL
Balance, beginning of period	71,954	40,571
Conversion to common stock from special convertible preferred stock	15,539	—
Cessation of B class preference shares and B class loans to Net 1 as a result of trigger events	(15,534)	—

Balance, end of period	71,959	40,571

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance, beginning of period	15,039	(962)
Movement in foreign currency translation reserve	(1,328)	14,215

Balance, end of period	13,711	13,253

RETAINED EARNINGS
Balance, beginning of period	8,502	30,889
Net income for the period	34,420	18,553

Balance, end of period	42,922	49,442

Total shareholders’ equity	$128,680	$103,272

See notes to unaudited condensed consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended

	March 31,	March 31,
	2005	2004

	(In thousands)
Cash flows from operating activities
Cash received from customers	$127,910	$92,969
Cash paid to suppliers and employees	(81,864)	(49,580)
Interest received	11,645	10,755
Finance costs paid	(10,131)	(8,161)
Income taxes paid	(31,984)	(10,626)

Net cash (used in) provided by operating activities	15,576	35,357
Cash flows from investing activities
Capital expenditures	(2,982)	(2,392)
Proceeds from disposal of property, plant and equipment	29	33
Acquisition of contract rights	—	(1,329)

Net cash used in investing activities	(2,953)	(3,688)
Cash flows from financing activities
Repayment of bank overdrafts	(19)	—
Dividends paid	—	(5,088)

Net cash used in financing activities	(19)	(5,088)
Effect of exchange rate changes on cash	(174)	12,170

Net increase in cash and cash equivalents	12,430	38,751
Cash and cash equivalents — beginning of period	80,282	54,313

Cash and cash equivalents at end of period	$92,712	$93,064

See notes to unaudited condensed consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended March 31, 2005 and 2004
(All amounts stated in thousands of United States Dollars, unless otherwise stated)

1.	Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Interim Financial Information
      On June 7, 2004, the Company completed a transaction, which is more fully described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004, in which the former shareholders of Net 1 Applied Technology Holdings Limited, or Aplitec, acquired a majority voting interest in the Company. In accordance with generally accepted accounting principles, the Company accounted for the Aplitec transaction as a reverse acquisition, which requires that the company whose shareholders retain a majority voting interest in a combined business be treated as the acquiror for accounting purposes. Therefore, for the nine months ended March 31, 2005, the Company’s condensed consolidated financial statements reflect the operations of Net 1 and its consolidated subsidiaries and for the three and nine months ended March 31, 2004, reflect the operations of Aplitec and its consolidated subsidiaries, but not Net 1. References to the “Company” refer to Net 1 and its consolidated subsidiaries, including Aplitec, unless the context otherwise requires. References to Net 1 are references solely to Net 1 UEPS Technologies, Inc.
      In addition, these condensed consolidated financial statements include the effects of a one-for-six reverse stock split that was approved by the Company’s board of directors on June 2, 2005. Under Florida corporate law the reverse stock split was not required to be approved by the Company’s shareholders.
      The following have been retroactively restated as a result of the reverse stock split mentioned above:

•	number of common and special convertible stock authorized, issued and outstanding;

•	stock issued pursuant to the Company’s 2004 Stock Incentive Plan;

•	all per share measures, including but not limited to basic and diluted earnings per share; and

•	reallocation of amounts from common stock to additional paid in capital as the par value did not change.
      The accompanying unaudited condensed consolidated financial statements include all majority owned subsidiaries over which the Company exercises control and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-Q and include all of the information and disclosures required by generally accepted accounting principles (“GAAP”) for interim financial reporting. The results of operations for the nine months ended March 31, 2005 and 2004 are not necessarily indicative of the results for the full year. The Company believes that the disclosures are adequate to make the information presented not misleading.
      These financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, as filed with the Securities and Exchange Commission on October 12, 2004. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair representation of financial results for the interim periods presented.

Stock-Based Compensation
      The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations. Accordingly, compensation expense is not required to be recorded when stock options/

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
awards under fixed plans are granted to employees as long as the exercise price is not less than the fair market value of the stock when the option/ award is granted. In October 1995, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 123, Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 123 allows the Company to continue to follow the present APB 25 guidelines, but requires pro-forma disclosures of net income and earnings per share as if the Company had adopted the provisions of the Statement. The Company has continued to account for stock-based compensation under the provisions of APB 25 using the intrinsic value method.
      FASB Statement 123 (Revision 2004), Share-Based Payment, was issued in December 2004 and is effective for fiscal years beginning after June 15, 2005. The new statement requires all share-based payments to employees to be recognized in the financial statements based on their fair values. The Company currently accounts for its share-based payments to employees under the intrinsic value method of accounting set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Additionally, the Company complies with the stock-based employer compensation disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” The Company plans to adopt the new statement in the first quarter of its next fiscal year, beginning July 1, 2005.
      There was no stock compensation charge under APB 25 for either of the nine months ended March 31, 2005 and 2004. Had compensation expense for share options granted under the stock option plan been determined based on fair value at the grant dates consistent with the method required in accordance with SFAS 123, the Company’s net income and earnings per share in accordance with US GAAP for the nine months ended March 31, 2005 and 2004 would have been as presented in the pro-forma disclosures below:

	Nine Months Ended
	March 31,

	2005	2004

Net income	$34,420	$18,553
Add back: stock-based compensation expense included in reported net income, net of related tax effects	—	—
Deduct: total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(650)	—

Pro-forma net income	$33,770	$18,553

Earnings per share, basic and diluted (U.S. cents):
Basic, as reported	62.94	57.66
Basic, pro forma	60.60	57.66
Weighted average assumptions:
Risk-free interest rate	3.50%	—
Dividend yield	—	—
Stock volatility	72.00%	—
Average expected life (years)	7.00	—

Translation of Foreign Currencies
      The functional currency of the Company is the South African rand and its reporting currency is the U.S. dollar. The current rate method is used to translate the financial statements of the Company to U.S. dollars. Under the current rate method, assets and liabilities are translated at the exchange rates in

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
effect at the balance sheet date. Revenues and expenses are translated at average rates for the period. Translation gains and losses are reported in accumulated other comprehensive income in shareholders’ equity.
      Foreign exchange transactions are translated at the spot rate ruling at the date of the transaction. Monetary items are translated at the closing spot rate at the balance sheet date. Transactional gains and losses are recognized in income for the period.

Recent Accounting Pronouncements
      On March 3, 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5, Implicit Variable Interests under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities. The FSP requires a reporting enterprise to consider whether it holds an implicit variable interest in the variable interest entity (“VIE”) or potential VIE. The determination of whether an implicit variable interest exists involves determining whether an enterprise may be indirectly absorbing or receiving the variability of the entity. The FSP is effective in the first reporting period beginning after March 3, 2005. The adoption of the FSP by the Company has not had an impact on its overall results of operations or financial position.
      FASB Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions, was issued in December 2004 and is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of the statement shall be applied prospectively. The amendments made by the statement are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets.
      The Company does not believe that adoption of the statement will have an impact on its overall results of operations or financial position.

2.	Goodwill and Intangible Assets
      On July 1, 2002, the Company adopted SFAS 142 for U.S. GAAP purposes, which required that goodwill and certain intangible assets with indefinite useful lives, including those recorded in past business combinations, no longer be amortized, but instead be tested for impairment at least annually. The standard also required the completion of a transitional impairment test with any resulting impairment identified treated as a cumulative effect of a change in accounting principle.
      Prior to SFAS 142, the Company assessed goodwill for impairment based on the guidance in Accounting Principles Board Opinion No. 17, Intangible Assets and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and had to evaluate the periods of amortization continually to determine whether later events and circumstances warranted revised estimates of useful lives; impairment had to be recognized when the carrying amount exceeded the fair market value of the asset.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized below is the carrying value and accumulated amortization of the intangible assets that will continue to be amortized under SFAS 142, as well as the carrying amount of goodwill, which will no longer be amortized.

	As at March 31, 2005			As at June 30, 2004

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Value	Amortization	Value	Value	Amortization	Value

Goodwill	$18,886	$(3,953)	$14,933	$19,302	$(4,090)	$15,212

Finite-lived intangible assets:
Contract rights	2,658	(1,181)	1,477	2,673	(520)	2,153
Customer contracts	114	(20)	94	114	(2)	112
Exclusive licences	4,506	(539)	3,967	4,506	(54)	4,452
FTS patent	6,072	(2,885)	3,187	6,106	(2,443)	3,663
Other patents	—	—	—	6	—	6

Total finite-lived intangible assets	$13,350	$(4,625)	$8,725	$13,405	$(3,019)	$10,386

FTS Patent
      The Company obtained its patent for the Funds Transfer System (the “FTS Patent”) on its acquisition of Net 1 Investment Holdings (Proprietary) Limited (“Net 1 Holdings”) on July 12, 2000. 100% of Net 1 Holdings’ issued share capital was acquired for a historical cost of approximately $3.2 million (or $4.1 million at the March 31, 2005 exchange rate of $1: ZAR6.3099), which was satisfied through the issuance of approximately 1.3 million shares of the Company’s common stock. In addition, a deferred taxation adjustment was required to increase the historical carrying value to $1.6 million (or $2 million at the quarter end exchange rate of $1: ZAR6.3099). Net 1 Holdings was a holding company that did not generate significant revenues or expenses and did not have significant assets or liabilities other than the FTS Patent rights for South Africa and surrounding territories, on which the Company’s smart card applications are based.
      Aggregate amortization expense on the FTS Patent for the nine months ended March 31, 2005 was approximately $0.16 million and $0.46 million, respectively (nine months to March 31, 2004: $0.14 million and $0.41 million, respectively). Estimated amortization expense to be reported in future periods is estimated at $0.62 million per annum, however this amount could differ from the actual amortization as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.

Contract Rights
      In December 2003, the Company entered into an agreement with various black economic empowerment partners (the “partners”) whereby the partners would provide certain services, for example, debt collection and dispute resolution, related to the Cash Paymaster Services Northern contract. The total amount paid to the partners was approximately $2.3 million (or $2.7 million at the March 31, 2005 exchange rate of $1: ZAR6.3099). The amount paid will be amortized over the contract period of 3 years.
      Amortization for the nine months ended March 31, 2005 is approximately $0.23 million and $0.68 million, respectively (nine months to March 31, 2004: $0.28 million and $0.28 million, respectively). Estimated amortization expense to be reported in future periods is estimated at $0.91 million per annum, however this amount could differ from the actual amortization as a result of changes in the contract period and other relevant factors.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Customer Contracts and Exclusive Licenses
      The customer contracts and exclusive licenses were valued by an independent third party and these assets were valued at approximately $0.1 million and $4.5 million, respectively, with estimated useful lives of 5 and 7 years, respectively. Amortization expense for the customer contracts and exclusive licenses for the nine months ended March 31, 2005 is $0.01 million and $0.16 million, respectively, and $0.02 million and $0.49 million, respectively. Estimated amortization expense for the customer contracts and exclusive license to be reported in future periods is estimated at $0.02 million and $0.64 million per annum, respectively. These amounts could differ from the actual amortization as a result of changes in the useful lives and other relevant factors.
      As required by SFAS 141 goodwill has been allocated to the Company’s reportable transaction-based activities, financial services and hardware, software and related technology sales business segments as follows:

	As at March 31, 2005

		Accumulated	Net Carrying
	Cost	Amortization	Value

Transaction-based activities	$3,478	$(1,011)	$2,467
Smart card accounts	—	—	—
Financial services	7,813	(2,191)	5,622
Hardware, software and related technology sales	7,595	(751)	6,844

Total	$18,886	$(3,953)	$14,933

	As at June 30, 2004

		Accumulated	Net Carrying
	Cost	Amortization	Value

Transaction-based activities	$3,841	$(1,133)	$2,708
Smart card accounts	—	—	—
Financial services	7,857	(2,203)	5,654
Hardware, software and related technology sales	7,604	(754)	6,850

Total	$19,302	$(4,090)	$15,212

      As required by SFAS 142, the standard has not been retroactively applied to the results for the periods prior to adoption.

3.	Capital Structure and Creditor Rights Attached to the B Class Loans
      The Company’s balance sheet reflects two classes of equity — common stock and linked units. The rights of the holders of common stock and linked units have not been affected by the reverse stock split described in Note 4 below.
      The linked units comprise the following instruments which are linked and cannot be traded separately:

•	a right to special convertible preferred stock,

•	B Class preference shares in Net 1 Applied Technologies South Africa Limited (“New Aplitec”) and

•	B Class loans issued by New Aplitec.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Although the linked units include certain instruments (the B Class preference shares and the B Class loans) that are legally equity of a subsidiary of the Company, they have been treated as equity of the Company and recorded as part of shareholders’ equity in these condensed consolidated financial statements, in recognition of their substance, which is economically equivalent to that of common stock.
      The B Class loans referred to above are not considered to be a liability in accordance with SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Equity and Liability, as New Aplitec does not have an obligation to transfer assets to its shareholders in respect of the loans. In addition, any distributions relating to the loans are solely at the discretion of New Aplitec.
      Voting rights — Holders of shares of special convertible preferred stock have the same voting rights as holders of common stock. Therefore, a linked unit-holder is able to vote on the same matters as a holder of common stock, including the selection of directors, corporate decisions submitted to shareholder vote, and decisions regarding distribution of earnings. In addition, the special convertible preferred stock does not provide any additional rights with respect to control of the Company not shared by holders of common stock.
      Dividend rights — Holders of common stock and linked units have similar rights to the distribution of the Company’s earnings.
      Liquidation rights — In the event of a liquidation of the Company or New Aplitec, the linked units are automatically convertible into common stock of the Company, thereby allowing a linked unit holder to have identical liquidation rights to a holder of common stock in the event of liquidation.
      Sale rights — A linked unit holder can only dispose of its interest in the Company by 1) converting the linked units into common stock and 2) selling the common stock on the open market. Therefore, a holder of the linked units receives the same risk and rewards in market price fluctuation as a common shareholder of the Company.

Common Stock
      Holders of shares of the Company’s common stock are entitled to receive dividends and other distributions when declared by the Company’s board of directors out of funds available. Payment of dividends and distributions is subject to certain restrictions under the Florida Business Corporation Act, including the requirement that after making any distribution the Company must be able to meet its debts as they become due in the usual course of its business.
      Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock according to its terms. There are no pre-emptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and non-assessable.
      Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally and ratably in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock according to its terms. The shares of Company common stock are not subject to redemption.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Special Convertible Preferred Stock
      The special convertible preferred stock ranks, on parity, without preference and priority, with the Company’s common stock with respect to dividend rights (except as described below) or rights upon liquidation, dissolution or winding-up of the Company. The stock is junior in preference and priority to each other class or series of preferred stock or other equity security of the Company under terms which may be determined by the board of directors to expressly provide that such other security rank senior in preference or priority to the special convertible preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company.
      So long as any shares of special convertible preferred stock are outstanding, the Company’s board will determine immediately prior to the declaration of any dividend or distribution (i) the portion, if any, of the Company’s assets available for such dividend of distribution that is attributable to funds or assets from New Aplitec, regardless of the manner received (the “South African Amount”) and (ii) the portion of such funds or assets that is not from New Aplitec (the “Non-South African Amount”). The South African Amount will not include amounts received from New Aplitec due to its liquidation, distribution or dividend after insolvency or winding up.
      So long as any shares of special convertible preferred stock are outstanding, (i) any dividends or distributions by the Company’s board of Non-South African Amounts must be paid pro rata to all holders of common stock and special convertible preferred stock, and (ii) and dividends or distributions by the Company’s board of South African Amounts can be paid only to holders of common stock. The Company’s board has complete discretion to declare a dividend or distribution with respect to South African Amounts or Non-South African Amounts.
      In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, all outstanding shares of special convertible preferred stock will automatically convert and holders of such stock will be entitled to receive pari passu with holders of common stock, any assets of the Company distributed for the benefit of its shareholders.
      Holders of special convertible preferred stock have the right to receive notice of, attend, speak and vote at general meetings of the Company, and are entitled to vote on all matters on which holders of common stock are entitled to vote. Each holder of special convertible preferred stock present in person, or the person representing such holder, is entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of the special convertible preferred stock held by such holder on the record date.

B Class Preference Shares
      Net 1 owns 100% of the A class common stock and A class loans in issue of New Aplitec. The B class preference shares rank pari passu with the New Aplitec A class stock in respect of participation in dividends and return of capital prior to winding-up of New Aplitec. The B class preference shares shall not, however, participate in dividends or a return of capital on a winding-up of New Aplitec for any reason. However, the unit holders will participate, as the B class preference stock will automatically convert into Company common stock on a winding-up of New Aplitec. The B class preference shares cannot be sold or transferred other than to the Company pursuant to the occurrence of a trigger event. Therefore, the B class preference shares, the B class loans and the rights to receive Company special convertible preferred stock are linked together and cannot be traded separately.
      The holders of B class preference shares will only be entitled to vote on matters which directly affect the rights attaching to the B class preference shares. At every general meeting of New Aplitec at which more than one class of shareholders are present and entitled to vote, unit holders of the South African

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Trust which in turn holds the B class preference shares, shall be entitled, upon a poll, to that proportion of the total votes in New Aplitec which the aggregate number of B class preference shares held bears to the aggregate number of all shares entitled to be voted at such meeting (provided that no resolution for the declaration of a dividend or for the disposal of any intellectual property of New Aplitec shall be passed unless unit holders representing 50.1% of the B class preference shares present at the meeting in person or represented by proxy vote in favor of such resolution).

B Class Loans
      The B class loans are unsecured and repayable as and when directed by the board of directors of New Aplitec provided that no capital may be repaid until at least 30 days have lapsed from the date of drawdown of the loans, and subject to South African Exchange Control approval. The loans will bear interest at such rates as may be determined by the board of directors of New Aplitec at the beginning of each year, but shall not be more than the prime rate as quoted by Standard Bank of South Africa Limited from time to time. Interest, if so declared by the board of directors of New Aplitec, will be payable by New Aplitec semi-annually in arrears.

Conversion of Special Convertible Preferred Stock to Common Stock
      Special convertible preferred stock is convertible into shares of common stock on a one-for-one basis upon the occurrence of trigger event. With each converted share of special convertible preferred stock that is converted, the Company will receive:

•	7.368421056 B class preference shares; and

•	such holder’s interest in the New Aplitec B loan accounts.
      Upon conversion, all rights with respect to shares for special convertible preferred stock will cease. Converted shares will be cancelled and have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.
      During the nine months ended March 31, 2005, 4,635,931 shares of special convertible preferred stock were converted to common stock. The trigger events that gave rise to these conversions were requests by linked unit-holders to sell and/or convert 34,159,493 linked units during the nine months ended March 31, 2005. The net result of these conversions was that 34,159,493 B class preference shares and B class loans were ceded to Net 1 during the nine months ended March 31, 2005, which converted 4,635,931 shares of special convertible preferred stock to 4,635,931 common stock in return for the ownership of the 34,159,493 B class preferred shares and B class loans. As a result of the conversion, the number of outstanding shares of common stock has increased by 4,635,931 and the number of outstanding shares of special convertible preferred stock has decreased by 4,635,931. In addition, as a consequence of the conversion, the Company now owns 34,159,493 B class preferred shares and B class loans. The reduction in the B class preference shares from $0.038 million to $0.033 million is due to the cession to the Company of the B class preference shares as a result of the trigger events. The value of the B class preference shares held by the Company is eliminated on consolidation.

4.	Earnings Per Share
      The entire consolidated net income of the Company is attributable to the shareholders of the Company comprising both the holders of Net 1 common stock and the holders of linked units. As described in Note 3, the linked units have the same rights and entitlements as those attached to common shares.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On June 2, 2005, the Company’s board of directors approved a one-for-six reverse stock split which became effective on June 13, 2005. Under Florida corporate law the reverse stock split was not required to be approved by the Company’s shareholders. The effect of this reverse stock split was to decrease the number of issued and outstanding shares by a factor of six and correspondingly increase the earnings per share by a factor of six. Each holder of common stock received one share for every six shares previously held. Each holder of linked units had an adjustment to the conversion ratio of each linked unit from 1.228070176 to 7.368421056 (six-fold conversion ratio change).
      As a result of the Aplitec transaction, the weighted average number of shares used to calculate earnings per share for the nine months ended March 31, 2004, has been prepared to reflect the capital structure after the transaction and the one-for-six reverse stock split. The earnings per share calculation for the nine months ended March 31, 2005, include the effects of the one-for-six reverse stock split. For the purposes of these restatements, the Aplitec share capital has been presented as common stock as of March 31, 2004.
      As the linked units owned by holders, other than the Company, are exchangeable for special convertible preferred stock at the ratio of 7.37:1, (prior to the reverse stock split: 1.23:1), which is then converted to common stock at the ratio of 1:1, the basic earnings per share for the common stock and linked units are the same and is calculated by dividing the net income by the combined number (54.7 million) of common stock (27.2 million) and special convertible preferred stock (27.5 million) in issue. Diluted earnings per share has been calculated to give effect to the number of additional shares of common stock/linked units that would have been outstanding if the potential dilutive instruments had been issued in each period, and includes the effects, if any, of the one-for-six reverse stock split. This is demonstrated in the following table:

	Nine Months
	Ended
	March 31,

	2005	2004

	In U.S. cents
Earnings per share, as previously reported	10.5	9.6
Effects of one-for-six reverse stock split	52.4	48.1

Earnings per share, as restated	62.9	57.7

	’000 shares
Weighted average number of common stock and linked units, as previously reported	328,202	192,967
Effects of one-for-six reverse stock split	(273,502)	(160,806)

Weighted average number of common stock and linked units, as restated, included in tables below	54,700	32,161

	Nine Months
	Ended
	March 31

	2005	2004

	In U.S. cents
Diluted earnings per share, as previously reported	10.3	9.6
Effects of one-for-six reverse stock split	51.5	48.1

Diluted earnings per share, as restated	61.8	57.7

	’000 shares
Weighted average number of common stock and linked units, as previously reported — diluted	334,243	192,967
Effects of one-for-six reverse stock split	(278,536)	(160,806)

Weighted average number of common stock and linked units, as restated, included in tables below — diluted	55,707	32,161

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The weighted average number of outstanding shares for the nine months ended March 31, 2005 presented below includes the common stock as well as the special convertible preferred stock, as the holders of special convertible preferred stock have the same rights and entitlements as those attached to the common stock.
      The following tables detail the weighted average number of outstanding shares used for the calculation of earnings per share as of March 31, 2005 and 2004.

	Nine Months
	Ended
	March 31,

	2005	2004

	‘000	‘000
Weighted average number of outstanding shares of common stock — basic	27,175	32,161
Weighted average effect of dilutive securities: employee stock options	500	—

Weighted average number of outstanding shares of common stock — diluted	27,675	32,161

	Nine Months
	Ended
	March 31,

	2005	2004

	‘000	‘000
Weighted average number of outstanding linked units — basic	27,525	—
Weighted average effect of dilutive securities: employee stock options	507	—

Weighted average number of outstanding linked units — diluted	28,032	—

	Nine Months
	Ended
	March 31,

	2005	2004

	‘000	‘000
Total weighted average number of outstanding shares used to calculated earnings per share — basic	54,700	32,161

Total weighted average number of outstanding shares used to calculated earnings per share — diluted	55,707	32,161

5.	Comprehensive Income
      The Company’s comprehensive income consists of net income and foreign currency translation gains and losses which, under GAAP, are excluded from net income. Total comprehensive income for each of the nine months ended March 31, 2005 and 2004 was:

	Nine Months Ended
	March 31,

	2005	2004

Net income	$34,420	$18,553
Foreign currency translation adjustments	(1,328)	14,215

	$33,092	$32,768

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Operating Segments
      The Company discloses segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131), which requires companies to determine and review their segments as reflected in the management information systems reports that their managers use in making decisions and to report certain entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The Company’s management prepares consolidated statutory financial statements for management purposes under South African GAAP (“SA GAAP”), the company’s chief operating decision-maker evaluates the segment performance using SA GAAP measures.
      Revenues and operating income are measured on a segmental basis in accordance with SA GAAP (defined as “operating (loss)/income of continuing operations before central costs, goodwill amortization, SA GAAP operating exceptional items and share option costs”). In the tables below, this measure is referred to as segment operating (loss)/income.
      The Company currently has four reportable segments which each operate mainly within South Africa: transaction-based activities; smart card accounts; financial services and hardware, software and related technology sales. The Company also has a corporate/eliminations segment. The Company’s reportable segments offer different products and services and require different resources and marketing strategies and share the Company’s assets.
      The transaction-based activities segment currently consists mainly of a state pension and welfare benefit distribution service to provincial governments in South Africa. Fee income is earned based on the number of beneficiaries included in the government pay-file. This segment has individually significant customers that each provides more than 10 percent of the total revenue of the Company. For the nine months ended March 31, 2005, there were three such customers, providing 12, 36 and 20 percent, respectively, of total revenue. For the nine months ended March 31, 2004 there were three such customers providing 11, 37 and 22 percent, respectively, of total revenue.
      The smart card accounts segment derives revenue from the provision of smart card accounts, as a fixed monthly fee per card is charged for the maintenance of these accounts. This segment’s activities were previously included in the financial services segment. In the third quarter of fiscal 2005 management started analyzing the results of this segment separately and consequently a new segment has been presented. Prior year segment information has been restated in order to show comparative information.
      The financial services segment derives revenue from the provision of short-term personal lending activities and life insurance products. Interest income is recognized in the income statement as it falls due, using the interest method by reference to the constant interest rate stated in each loan agreement.
      The hardware, software and related technology sales segment markets, sells and implements the Universal Electronic Payment System (“UEPS”). The segment undertakes smart card system implementation projects, delivering hardware, software and business solutions in the form of customized systems.
      Corporate/Eliminations include the Company’s head office cost centers in addition to the elimination of inter-segment transactions.
      The accounting policies of the segments are consistent with those described at June 30, 2004, and any inter-segment sales or transfers are eliminated.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company evaluates segment performance based on operating income. The following tables summarize segment information which is prepared in accordance with SA GAAP, with the exception of income tax expense and net income after taxation, where the recent reduction in the South African tax rate from 30% to 29% has not been effected:

	Nine Months Ended
	March 31,

	2005	2004

Revenues
Transaction-based activities	$77,538	$59,875
Smart card accounts	26,362	15,762
Financial services	15,642	12,384
Hardware, software and related technology sales	15,343	3,312

Total	134,885	91,333

Operating income
Transaction-based activities	31,629	18,626
Smart card accounts	11,983	7,165
Financial services	7,579	5,150
Hardware, software and related technology sales	6,036	(236)
Corporate/Eliminations	(174)	(3,442)

Total	57,053	27,263

Interest earned
Transaction-based activities	—	—
Smart card accounts	—	—
Financial services	—	—
Hardware, software and related technology sales	—	—
Corporate/Eliminations	11,505	10,962

Total	11,505	10,962

Interest expense
Transaction-based activities	9,689	8,020
Smart card accounts	—	—
Financial services	21	20
Hardware, software and related technology sales	298	109
Corporate/Eliminations	—	349

Total	$10,008	$8,498

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended
	March 31,

	2005	2004

Depreciation and amortization
Transaction-based activities	$3,910	$3,432
Smart card accounts	—	—
Financial services	377	435
Hardware, software and related technology sales	—	2
Corporate/Eliminations	716	189

Total	5,003	4,058

Income taxation expense
Transaction-based activities	6,559	3,359
Smart card accounts	3,595	2,150
Financial services	2,268	1,539
Hardware, software and related technology sales	1,720	(103)
Corporate/Eliminations	3,850	4,205

Total	17,992	11,150

Net income after taxation
Transaction-based activities	15,379	7,248
Smart card accounts	8,386	5,015
Financial services	5,292	3,590
Hardware, software and related technology sales	4,014	(242)
Corporate/Eliminations	7,487	2,966

Total	40,558	18,577

Segment assets
Total	164,670	131,243

Expenditures for long-lived assets
Transaction-based activities	2,313	2,077
Smart card accounts	—	—
Financial services	669	111
Hardware, software and related technology sales	—	15
Corporate/Eliminations	—	189

Total	$2,982	$2,392

      Due to the developments in the business, all of the significant assets are used in the operations of all the segments. The company does not have dedicated assets assigned to a particular operating segment. Accordingly, it is not meaningful to attempt an arbitrary allocation and segment asset allocation is therefore not presented.

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following tables present the Company’s net income after tax and segment assets from the Company’s reportable segments presented in accordance with SA GAAP and then reconciled to United States generally accepted accounting principles (“US GAAP”) financial information consolidated totals:

		Nine Months Ended

		March 31,	March 31,
		2005	2004

Net income after tax in accordance with SA GAAP		$40,558	$18,577
Intangible amortization adjustment	(a)	(251)	(223)
Self insurance adjustment	(b)	(1,465)	2,515
Goodwill amortization adjustment	(c)	120	430
Secondary Taxation on Companies adjustment	(d)	(4,740)	(1,977)
Taxation adjustments due to difference between SA and US GAAP	(e)	198	(769)
Reclassification of earnings from equity accounted investment	(f)	(480)	—

Net income after tax in accordance with US GAAP		$33,940	$18,553

		March 31,
		2005

Segment assets in accordance with SA GAAP		$164,670
Recognition of goodwill, net of amortization	(c)	6,882
Recognition of intangible assets, net of amortization	(a)	3,187
Deferred tax adjustments	(d)	579

Segment assets in accordance with US GAAP		$175,318

      (a) Aplitec obtained the FTS Patent on its acquisition of Net 1 Holdings on July 12, 2000. 100% of Net 1 Holdings issued share capital was acquired for approximately $3.2 million, which was satisfied through the issuance of approximately 1.3 million of Aplitec common shares. For SA GAAP purposes, this was treated as the acquisition of a business as it was a corporate entity and the excess of the purchase price over the identifiable assets acquired was treated as goodwill and amortized over 10 years. For US GAAP purposes, EITF 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business, defines a business and the acquisition of Net 1 Holdings was in substance the acquisition of an asset. As such, the treatment of the premium on acquisition over the net asset value is regarded as being attributable to the patent rights acquired and not treated as goodwill. The patent rights carrying value should be amortized over 10 years, which is the same period that would be used to amortize goodwill.
      (b) Aplitec had in the past established a provision in respect of self-insured losses (mainly attributable to cash in transit theft) based on actuarially determined amount of such losses expected to arise in the next 12 months. For SA GAAP purposes, the provision for self-insured losses was reversed towards the end of fiscal year June 30, 2004 and the provision for self-insured losses provided approximates the amounts required under US GAAP. The Company acquired an insurance captive as part of the acquisition of Cash Paymaster Services (Pty) Ltd in 1999. This asset was not recognized on acquisition and the cash in the captive at acquisition was $2.3 million. The captive was cancelled in the first quarter of 2005 and the cash included in the captive at the date of closure was included in the cash and cash equivalents as of September 30, 2004.
      For the purposes of US GAAP, self-insurance does not represent the transfer of risk and as such it is not possible to recognize a liability for future losses that will arise from events subsequent to the balance sheet date. In addition, the captive insurance company, for periods prior to its cancellation (i.e. for all

NET 1 UEPS TECHNOLOGIES, INC.
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
periods before and including June 30, 2004), should be consolidated for US GAAP purposes. However as the captive was cancelled, a consolidation adjustment is no longer required for periods beginning September 30, 2004.
      An adjustment is required to reverse that part of the charge in the income statement in respect of such losses that do not represent the losses of the period (nine months ended March 2005: $0, nine months ended March 2004: $0.6 million and $2.5 million, respectively) and consolidate the assets of the captive insurance company for all periods ended prior to and including June 30, 2004. In addition, an adjustment is required for the nine months ended March 31, 2005 to reverse the gain of $1.5 million recognized under SA GAAP due to the cancellation of the captive.
      (c) Under SA GAAP, goodwill arising on business combinations was written off against shareholders’ equity. With effect from July 1, 2000, SA GAAP required that goodwill be capitalized and amortized over its useful life. Under US GAAP, until July 1, 2002, goodwill should be capitalized and amortized over its useful life, which could not exceed 40 years. The adjustment therefore gives effect to the amount of goodwill that would have been required to be recognized in a US GAAP balance sheet and the amount of amortization that would have arisen thereon, which has been calculated on the basis of a useful life of 10 years. Due to the adoption of SFAS 141 and SFAS 142, goodwill is no longer required to be amortized, instead an impairment review is required at least annually. In addition, certain goodwill amounts were not recognized at the correct amount due to Aplitec using a fixed price as opposed to a fair market price for shares issued in exchange for assets.
      (d) SA GAAP requires that deferred tax be provided for at the undistributed rate of 30%. For the purpose of US GAAP, under FAS 109, Accounting for Income Tax, temporary differences have been tax effected using the tax rate that will apply when income is distributed, i.e. an effective rate of 37.78% including Secondary Tax on Companies. Aplitec has computed the effect this change in tax rate would have on the current deferred taxation assets.
      (e) The tax effects of the US GAAP adjustments have been calculated based on the enacted tax rate for the nine months ended March 31, 2005 of 37.78% (nine months ended March 31, 2004: 37.78%).
      (f) Under SA GAAP, the tax effected earnings from the equity accounted investment is included before the income tax expense. Under US GAAP, the earnings from the equity accounted investment is shown after the income tax expense and net income after tax. An adjustment is required to reclassify the earnings from the equity accounted investment from above the income tax expense to below net income after tax.

7.	Deferred Expenditure on Smart Cards
      The deferred expenditure on smart cards represents amounts paid for smart cards used in the administration and distribution of grants to beneficiaries. These expenditures are deferred and written off over the period of the contract with the provincial government.